UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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UNDER ARMOUR, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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UNDER ARMOUR, INC.

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 31, 2017

Notice is hereby given that the Annual Meeting of Stockholders of Under Armour, Inc. will be held on Wednesday, May 31, 2017 at 10:00 a.m., Eastern Time, at the company’s office located at 2601 Port Covington Drive, Baltimore, Maryland 21230 to consider and vote on the following matters:

1.	To elect ten directors nominated by the Board of Directors to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified;

2.	To approve, on an advisory basis, our executive compensation;

3.	To approve, on an advisory basis, the frequency of future advisory votes on our executive compensation; and

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017.

We will also transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors recommends that you vote “FOR” the election of the ten nominees listed in the accompanying proxy statement to the Board of Directors, “FOR” the approval of our executive compensation, for “ONE YEAR” as the frequency of future advisory votes on our executive compensation and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Only holders of record of Class A Common Stock or Class B Common Stock as of the close of business on March 17, 2017 are entitled to notice of, or to vote at, the Annual Meeting and any adjournment or postponement thereof. Holders of Class C Common Stock have no voting power as to any items of business that may properly be brought before the Annual Meeting. In accordance with our Bylaws, for ten days prior to the Annual Meeting, a list of those stockholders entitled to vote at the Annual Meeting will be available for inspection at the office of the Secretary, Under Armour, Inc., 2601 Port Covington Drive, Baltimore, Maryland 21230. This list also will be available at the Annual Meeting.

All stockholders are invited to attend the Annual Meeting. If you are a stockholder of record as of the March 17, 2017 record date, you will be admitted to the meeting if you present a form of photo identification. If you own stock beneficially, such as through a bank or broker, you will be admitted to the meeting if you present a form of photo identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership.

Whether or not you intend to be present in person at the Annual Meeting, please vote your shares promptly by following the voting instructions that you have received.

By Order of the Board of Directors

John Stanton
Senior Vice President, General Counsel and Secretary

Baltimore, Maryland

April 13, 2017

UNDER ARMOUR, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May  31, 2017

GENERAL INFORMATION

This Proxy Statement is being provided to solicit proxies on behalf of the Board of Directors of Under Armour, Inc. for use at the Annual Meeting of Stockholders and at any adjournment or postponement thereof. The meeting is to be held on Wednesday, May 31, 2017, at 10:00 a.m., Eastern Time, at the company’s office located at 2601 Port Covington Drive, Baltimore, Maryland 21230. We expect to first send or give to stockholders this Proxy Statement, together with our 2016 Annual Report to Stockholders, on approximately April 18, 2017.

Our principal offices are located at 1020 Hull Street, Baltimore, Maryland 21230. In this Proxy Statement we refer to Under Armour, Inc. as Under Armour, we, us, our or the company.

Internet Availability of Proxy Materials

Pursuant to rules of the Securities and Exchange Commission, or SEC, we are making our proxy materials available to our stockholders electronically over the Internet rather than mailing the proxy materials. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our holders of Class A Common Stock and Class B Common Stock. All stockholders will have the ability to access the proxy materials, including this Proxy Statement and our 2016 Annual Report to Stockholders, on the website referred to in the notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

The SEC rules require us to notify all stockholders, including those stockholders to whom we have mailed proxy materials, of the availability of our proxy materials over the Internet.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be held on May 31, 2017

Our Proxy Statement and 2016 Annual Report to Stockholders are available at

http://investor.underarmour.com/annuals.cfm

Who May Vote

Only holders of record of our Class A Common Stock, which we refer to as Class A Stock, and holders of record of our Class B Convertible Common Stock, which we refer to as Class B Stock, at the close of business on March 17, 2017, or the Record Date, will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 184,667,304 shares of Class A Stock and 34,450,000 shares of Class B Stock were issued and outstanding. Each share of Class A Stock entitles the holder to cast one vote on each matter to be considered at the Annual Meeting and each share of Class B Stock entitles the holder to cast ten votes on each matter to be considered at the Annual Meeting. Holders of Class A Stock and holders of Class B Stock will vote together as a single class on all matters. Stockholders are not allowed to cumulate their votes in the election of the directors. Holders of our Class C Common Stock, which we refer to as Class C Stock, have no voting power as to any items of business that will be voted on at the Annual Meeting.

What Constitutes a Quorum

Stockholders may not take action at a meeting unless there is a quorum present at the meeting. Holders of Class A Stock and Class B Stock entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting, represented in person or by proxy, constitute a quorum for the transaction of business at the Annual Meeting.

Vote Required

The election of each director requires a plurality of the votes cast at the Annual Meeting. The approval of our executive compensation and the ratification of the appointment of our independent registered public accounting firm each requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

With respect to the vote on the frequency of future advisory votes on our executive compensation, you are not voting to approve or disapprove the proposal. Rather, you are voting to indicate your preference as to the frequency of future advisory votes on our executive compensation. The option of one year, two years or three years that receives a majority of all the votes cast on this proposal will be the frequency for the advisory vote on executive compensation that has been recommended by stockholders. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by stockholders. The board will take into consideration the outcome of the vote in setting a policy with respect to the frequency of future advisory votes on our executive compensation.

Voting Process

Shares for which proxies are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted “FOR” the election of the ten nominees to the Board of Directors named in this Proxy Statement, “FOR” the advisory approval of our executive compensation, for “ONE YEAR” as the advisory vote on the frequency of future advisory votes on our executive compensation and “FOR” the ratification of the appointment of our independent registered public accounting firm. It is not expected that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies in the proxy card will vote in accordance with their discretion with respect to such matters.

The manner in which your shares may be voted depends on how your shares are held. If you are the record holder of your shares, meaning you appear as the stockholder of your shares on the records of our stock transfer agent, you vote your shares directly through one of the methods described below. If you own shares in street name, meaning you are a beneficial owner with your shares held through a bank or brokerage firm, you instruct your bank or brokerage firm how to vote your shares through the methods described on the voting instruction form provided by your bank or brokerage firm.

How to Vote

Holders of our Class A Stock and Class B Stock as of the Record Date may vote their shares by one of the following methods.

Internet

To vote your shares by Internet, please visit the website listed on your Notice of Internet Availability of Proxy Materials, or the enclosed proxy card or voting instruction form, and follow the on-screen instructions. You will need the control number included on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form. If you vote by Internet, you do not need to mail your proxy card or voting instruction form.

Telephone

If you received a paper proxy card or voting instruction form and would like to vote your shares by telephone, please follow the instructions on the proxy card or voting instruction form. If you vote by telephone, you do not need to mail your proxy card or voting instruction form.

Mail

If you received a paper proxy card or voting instruction form and would like to vote your shares by mail, please follow the instructions on the proxy card or voting instruction form. Please be sure to sign and date your proxy card. If you do not sign your proxy card, your votes cannot be counted. Mail your proxy card or voting instruction form in the pre-addressed, postage-paid envelope.

In Person

You may also attend the Annual Meeting and vote in person. If you own your stock in street name and wish to vote your shares at the Annual Meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to obtain a legal proxy. However, to ensure your shares are represented, we ask that you vote your shares by Internet, telephone or mail, even if you plan to attend the meeting.

Attendance at the Annual Meeting

Holders of our Class A Stock, Class B Stock and Class C Stock may attend the Annual Meeting in person, although holders of Class C Stock will not be entitled to vote on any matter to be considered at the Annual Meeting. If you are the record holder of your shares, you will be required to present a form of photo identification for admission to the Annual Meeting. If you own your stock in street name, you may attend the Annual Meeting in person provided that you present a form of photo identification and proof of ownership, such as a recent brokerage statement or a letter from a bank or broker. Directions to the Annual Meeting are available at http://investor.underarmour.com/annuals.cfm.

Revocation

If you are the record holder of your shares, you may revoke or cancel a previously granted proxy at any time before the Annual Meeting by delivering to the Secretary of Under Armour at 2601 Port Covington Drive, Baltimore, Maryland 21230, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Any stockholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares or by obtaining a legal proxy from the bank or brokerage firm and voting in person at the Annual Meeting. Your personal attendance at the meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

Abstentions and Broker Non-Votes

Shares held by stockholders present at the Annual Meeting in person or by proxy who do not vote on a matter and ballots or proxies marked “abstain” or “withheld” on a matter will be counted as present at the meeting for quorum purposes, but will not be considered votes cast on the matter.

If your shares are held in street name through a bank or broker and you do not provide voting instructions before the Annual Meeting, your bank or broker may vote your shares under certain circumstances in accordance with NYSE rules that govern banks and brokers. These circumstances include “routine matters,” such as the ratification of the appointment of our independent registered public accounting firm described in this Proxy Statement. Thus, if you do not vote your shares with respect to these matters, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

The election of directors, the advisory approval of our executive compensation and the advisory vote on the frequency of future advisory votes on our executive compensation are not considered “routine matters.” Thus, if you do not vote your shares with respect to any of these matters, your bank or broker may not vote the shares, and your shares will be left unvoted on the matter.

“Broker non-votes” (which are shares represented by proxies, received from a bank or broker, that are not voted on a matter because the bank or broker did not receive voting instructions from the beneficial owner) will be treated the same as abstentions, which means they will be present at the Annual Meeting and counted toward the quorum, but they will not be counted as votes cast on the matter. Abstentions and broker non-votes will not have an effect on any of the proposals at this meeting because they will not be counted as votes cast.

Householding

The SEC permits us to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. This process, referred to as householding, reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record. Certain brokerage firms may have instituted householding for beneficial owners of our common stock held through brokerage firms. If your family has multiple accounts holding our shares, you may have already received a householding notice from your broker. Please contact your broker directly if you have any questions or require additional copies of the proxy materials. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household and begin receiving multiple copies.

Solicitation of Proxies

We pay the cost of soliciting proxies for the Annual Meeting. We solicit by mail and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. In addition, our directors, officers and employees may solicit proxies, either personally or by telephone, facsimile or written or electronic mail. Stockholders are requested to return their proxies without delay.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS OF SHARES

The following table sets forth certain information known to us regarding the beneficial ownership of shares of our common stock by:

•	each current director and nominee for director;

•	our Chief Executive Officer and the other named executive officers named in the 2016 Summary Compensation Table;

•	all of our directors and executive officers as a group; and

•	by each person, or group of affiliated persons, known to us to beneficially own more than 5% of any class of our outstanding shares of Class A Stock.

Except as otherwise set forth in the footnotes below, the address of each beneficial owner is c/o Under Armour, Inc., 1020 Hull Street, Baltimore, Maryland 21230, and to our knowledge, each person has sole voting and investment power over the shares shown as beneficially owned. Unless otherwise noted, the information is stated as of March 17, 2017, the Record Date for the Annual Meeting of Stockholders. No shares in this table held by our directors or executive officers are pledged as security. The table below does not include restricted stock unit, or RSU, awards with shares issuable more than 60 days from March 17, 2017, stock options exercisable more than 60 days from March 17, 2017, or any RSUs or stock options with performance based vesting conditions that have not yet been satisfied. With respect to our 5% stockholders, the table below does not present their ownership of our Class C Stock due to its non-voting status.

	Class A and Class B Stock		Class C Stock
Beneficial Owner	Beneficially Owned Shares(1)	Percentage of Shares of Class Outstanding(2)	Beneficially Owned Shares(1)	Percentage of Shares of Class Outstanding	Percentage of Voting Power(3)
Kevin A. Plank (4)	34,651,491	15.8%	33,839,992	15.3%	65.1%
Byron K. Adams, Jr. (5)	3,420	*	3,444	*	*
George W. Bodenheimer (5)	3,000	*	3,021	*	*
Douglas E. Coltharp (5)(6)	102,808	*	103,534	*	*
Anthony W. Deering (5)(7)	29,076	*	29,280	*	*
Jerri L. DeVard	0	*	0	*	*
Karen W. Katz (5)(8)	2,000	*	2,014	*	*
A.B. Krongard (5)(9)	77,596	*	78,144	*	*
William R. McDermott (5)(9)	27,456	*	27,649	*	*
Eric T. Olson (5)	0	*	0	*	*
Harvey L. Sanders (5)(9)	201,456	*	202,884	*	*
Colin Browne (10)	0	*	0	*	*
Michael Lee (11)	380,141	*	382,839	*	*
Karl-Heinz Maurath (12)	15,153	*	15,294	*	*
Lawrence Molloy	8,927	*	8,978	*	*
Brad Dickerson	0	*	0	*	*
All Executive Officers and Directors as a Group (5)(13)	36,047,978	16.4%	35,248,138	15.9%	65.3%
5% Stockholders
Baillie Gifford & Co (14)	17,535,907	8.0%			3.3%
BlackRock, Inc. (15)	10,520,022	4.8%			2.0%
The Vanguard Group (16)	16,916,213	7.7%			3.2%

*	Less than 1% of the shares.

(1)	Includes any stock options exercisable within 60 days of March 17, 2017 or shares issuable within 60 days of March 17, 2017 upon the vesting of RSUs.
(2)	The percentage of outstanding figure takes into account the 34,450,000 shares of outstanding Class B Stock held, directly or indirectly, by Kevin A. Plank. These shares of Class B Stock may be converted under certain circumstances, including at the option of Mr. Plank, into shares of Class A Stock. If the shares of Class B Stock are not counted, the percentage of outstanding Class A Stock owned is as follows: Kevin A. Plank, less than one percent, all executive officers and directors as a group, less than one percent, Baillie Gifford & Co., 9.5%, BlackRock, Inc., 5.7% and The Vanguard Group, 9.2%.
(3)	Each share of Class A Stock has one vote and each share of Class B Stock has ten votes. The percentage of voting power reflects the combined effects of both Class A Stock and Class B Stock. Our Class C Stock is non-voting.
(4)	Includes 164,617 shares of Class A Stock as well as 36,874 stock options for Class A Stock that are currently exercisable. Also includes 32,646,600 shares of Class B Stock beneficially owned by Mr. Plank individually or in trust and 1,803,400 shares of Class B Stock held by two limited liability companies controlled by Mr. Plank. Mr. Plank has appointed Thomas J. Sippel, a former director of the company, as the manager of the limited liability companies. The manager has voting control over the shares held by the companies and shares investment control with Mr. Plank over the shares held by these companies. Because the 34,450,000 shares of Class B Stock beneficially owned by Mr. Plank, which are all the shares of Class B Stock outstanding, are convertible into shares of Class A Stock on a one-for-one basis under certain circumstances, including at the option of Mr. Plank, he is also deemed to be the beneficial owner of 34,450,000 shares of Class A Stock into which the Class B Stock may be converted. Mr. Plank’s Class C Stock ownership includes 32,037,012 shares of Class C Stock beneficially owned by Mr. Plank individually or in trust, 1,765,845 shares of Class C Stock held by the same limited liability companies described above and 37,135 stock options for Class C Stock that are currently exercisable. Does not include RSUs for 24,842 shares of Class A Stock and stock options for 73,747 shares of Class A Stock exercisable more than 60 days from the Record Date. Does not include RSUs for 25,018 shares of Class C Stock and stock options for 319,068 shares of Class C Stock exercisable more than 60 days from the Record Date.
(5)	Does not include deferred stock units, or DSUs, for shares of either Class A Stock or Class C Stock, or RSUs for shares of Class A Stock or Class C Stock held by non-management directors. The RSUs will be converted into either Class A or Class C DSUs, as applicable, on a one-for-one basis upon vesting. The DSUs will be settled in shares of our Class A Stock or Class C Stock, as applicable, on a one-for-one basis six months after the director leaves the Board, or sooner upon death or disability. As of the Record Date, the non-management directors held the following amounts of DSUs and RSUs:

Name	Class A DSUs	Class A RSUs	Class C DSUs	Class C RSUs
Byron K. Adams, Jr.	42,873	0	44,965	3,005
George W. Bodenheimer	4,902	488	6,723	3,496
Douglas E. Coltharp	54,820	0	56,997	3,005
Anthony W. Deering	56,881	0	59,071	3,005
Karen W. Katz	4,605	516	6,425	3,524
A.B. Krongard	66,157	0	69,367	3,005
William R. McDermott	59,657	0	62,106	3,005
Eric T. Olson	13,758	0	15,643	3,005
Harvey L. Sanders	61,426	0	63,947	3,005

(6)	Includes 6,000 shares of Class A Stock owned by Mr. Coltharp individually, 75,000 shares owned by his wife and 1,000 shares of Class A Stock held by two Uniform Transfer to Minors Act accounts and 6,042 shares of Class C Stock owned by Mr. Coltharp individually, 75,532 shares owned by his wife and 1,006 shares of Class C Stock held by two Uniform Transfer to Minors Act accounts. Also includes 20,808 stock options for Class A Stock that are currently exercisable and 20,954 stock options for Class C Stock that are currently exercisable.
(7)	Includes 19,076 stock options for Class A Stock that are currently exercisable and 19,210 stock options for Class C Stock that are currently exercisable.
(8)	Shares of Class A Stock and Class C Stock are held in trust.
(9)	Includes 27,456 stock options for Class A Stock that are currently exercisable and 27,649 stock options for Class C Stock that are currently exercisable.
(10)	Does not include RSUs for 139,313 shares of Class C Stock.
(11)	Does not include RSUs for 391,998 shares of Class C Stock.
(12)	Does not include RSUs for 13,526 shares of Class A Stock, or RSUs for 127,968 shares of Class C Stock.
(13)	Includes shares shown as beneficially owned by the directors and executive officers as a group (19 persons). Does not include RSUs for 105,752 shares of Class A Stock, or stock options for 103,246 shares of Class A Stock exercisable more than 60 days from the Record Date. Does not includes RSUs for 1,447,065 shares of Class C Stock, or stock options for 348,775 shares of Class C Stock exercisable more than 60 days from the Record Date. Does not include any shares beneficially owned by Mr. Dickerson or Mr. Molloy, who were no longer with the company as of the Record Date. Each of Mr. Dickerson’s and Mr. Molloy’s ownership is separately presented in the table due to their status as named executive officers.
(14)	According to their report on Schedule 13G, as of December 31, 2016, Baillie Gifford & Co, or Baillie Gifford, and certain affiliates of Baillie Gifford, were deemed to beneficially own in the aggregate 17,535,907 shares of our Class A Stock held for investment advisory accounts. According to the Schedule 13G, the reporting persons had sole power to vote 9,630,771 shares and no power to vote 7,905,136 shares, and sole power to dispose of all of these shares. The principal business address of Baillie Gifford is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland UK.
(15)	According to their report on Schedule 13G, as of December 31, 2016, BlackRock, Inc., or BlackRock, and certain affiliates of BlackRock, were deemed to beneficially own in the aggregate 10,520,022 shares of our Class A Stock. According to the Schedule 13G, the reporting persons had sole power to vote 9,116,300 shares and no power to vote 1,403,722 shares, and sole power to dispose of all of these shares. The principal business address of BlackRock is 55 East 52nd Street, New York, New York 10055.
(16)	According to their report on Schedule 13G, as of December 31, 2016, The Vanguard Group, or Vanguard, and certain affiliates of Vanguard, were deemed to beneficially own in the aggregate 16,916,213 shares of our Class A Stock. According to the Schedule 13G, the reporting persons had sole power to vote 285,305 shares, shared power to vote 34,057 and no power to vote 16,596,851 shares and sole power to dispose of 16,599,553 shares and shared power to dispose of 316,660 shares. The principal business address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

ELECTION OF DIRECTORS

(PROPOSAL 1)

Nominees for Election at the Annual Meeting

There are ten nominees for election to the Board of Directors at the Annual Meeting. Nine of ten nominees currently serve as a director. Ms. DeVard is being nominated as a director for the first time. Biographical information for each nominee for director is set forth below. In addition, information about the experience, qualifications, attributes and skills considered by our Corporate Governance Committee and Board in determining that the nominee should serve as a director is set forth below. For additional information about how we identify and evaluate nominees for director, see “Corporate Governance and Related Matters—Identifying and Evaluating Director Candidates” below.

Ten directors will be elected at the 2017 Annual Meeting to hold office until their successors are elected and qualified. Unless otherwise specified, the proxies received will be voted for the election of the following persons:

Director since our founding Age: 44

Kevin A. Plank

Chairman of the Board and Chief Executive Officer of Under Armour, Inc.

Kevin A. Plank is the founder of Under Armour and has served as our Chairman of the Board of Directors and Chief Executive Officer since 1996. Mr. Plank also serves on the Board of Directors of the National Football Foundation and College Hall of Fame, Inc. and is a member of the Board of Trustees of the University of Maryland College Park Foundation.

As our founder, leader and controlling stockholder since our inception in 1996 and as the driving force behind our innovative products and our brand, Mr. Plank is uniquely qualified to serve on and lead our Board.

Director since August 2014 Age: 58 Independent

George W. Bodenheimer

Former President of ESPN, Inc. and ABC Sports

Mr. Bodenheimer served as Executive Chairman of ESPN, Inc., a multimedia, multinational sports entertainment company from January 2012 to June 2014. Prior thereto, he served as Co-Chairman of Disney Media Networks from April 2004 to January 2012, President of ABC Sports from March 2003 to January 2012 and President of ESPN from November 1998 to January 2012. With ESPN since 1981, Mr. Bodenheimer served in a variety of senior sales and marketing positions prior to his appointment as President. Mr. Bodenheimer serves on the Board of Directors of Sirius XM Holdings, Inc. and is a member of its compensation committee.

Mr. Bodenheimer’s qualifications to serve on our Board include his past leadership experience in building and leading a global sports media brand during his time at ESPN.

Director since December 2004 Age: 55 Independent

Douglas E. Coltharp

Executive Vice President and Chief Financial Officer, HealthSouth Corporation

Since May 2010, Mr. Coltharp has served as Executive Vice President and Chief Financial Officer of HealthSouth Corporation. Prior thereto, Mr. Coltharp served as a partner at Arlington Capital Advisors and Arlington Investment Partners, a Birmingham, Alabama based financial advisory and private equity business from May 2007 to April 2010 and as Executive Vice President and Chief Financial Officer of Saks Incorporated and its predecessor organization from 1996 to May 2007.

Mr. Coltharp’s qualifications to serve on our Board include his past leadership experience in the consumer retail sector, including 11 years as Chief Financial Officer of Saks Incorporated, a leading publicly-traded consumer retailer, and his more recent leadership experience as Executive Vice President and Chief Financial Officer of a large publicly-traded company, HealthSouth Corporation.

Director since August 2008 Age: 72 Independent

Anthony W. Deering

Former Chief Executive Officer and Chairman, The Rouse Company

Since 2005, Mr. Deering has served as Chairman of Exeter Capital, LLC, a private investment firm. Prior thereto, Mr. Deering served as Chairman of the Board and Chief Executive Officer of The Rouse Company, a large publicly-traded national real estate company, from 1997 to 2004. With The Rouse Company since 1972, Mr. Deering previously had served as Vice President and Treasurer, Senior Vice President and Chief Financial Officer and President and Chief Operating Officer. Mr. Deering serves on the Board of Directors of Brixmor Property Group, Inc., and is a member of its Audit Committee. Mr. Deering also serves as Lead Independent Director on the Boards of the T. Rowe Price Mutual Funds (which includes 140 mutual funds) and is a member of the Deutsche Bank Americas Regional Client Advisory Board. Within the past five years, Mr. Deering served on the Board of Directors of Vornado Realty Trust.

Mr. Deering’s qualifications to serve on our Board include his past leadership experience with a large publicly-traded company, The Rouse Company, including as Chief Financial Officer, Chief Operating Officer and for seven years as Chief Executive Officer and Chairman of the Board.

Nominee Age: 58 Independent

Jerri L. DeVard

Former Chief Marketing Officer of The ADT Corporation and Principal of the DeVard Marketing Group

Ms. DeVard served as Senior Vice President and Chief Marketing Officer of The ADT Corporation, a leading provider of home and business security services, from March 2014 through May 2016. From July 2012 to March 2014, she was Principal of DeVard Marketing Group, a firm specializing in advertising, branding, communications and traditional/digital/multicultural marketing strategies, and prior thereto served as Executive Vice President of Marketing for Nokia. Ms. DeVard served in a number of senior marketing roles throughout her career, including as Senior Vice President of Marketing and Senior Vice President, Marketing Communications and Brand Management of Verizon Communications, Inc., Chief Marketing Officer of the e-Consumer business at Citibank N.A. and other senior marketing positions at Revlon Inc., Harrah’s Entertainment, the NFL’s Minnesota Vikings and the Pillsbury Company. Ms. DeVard currently serves on the Board of Directors of ServiceMaster Global Holdings, Inc. and is a member of its audit committee. Within the past five years, Ms. DeVard served on the Board of Directors of Belk, Inc.

Ms. DeVard’s qualifications to serve on our Board include her broad-based and significant marketing experience and leadership with a number of large global brands.

Director since October 2014 Age: 60 Independent

Karen W. Katz

President and Chief Executive Officer, Neiman Marcus Group LTD LLC

Ms. Katz has served as President and CEO and a member of the Board of Directors of Neiman Marcus Group LTD LLC since 2010. Neiman Marcus Group is an international multi-brand omni-channel retailer whose portfolio of brands includes Neiman Marcus, Bergdorf Goodman and MyTheresa. Since joining Neiman Marcus in 1985, Ms. Katz has served in key executive and leadership roles in the company’s merchant, stores and eCommerce organizations as Executive Vice President—Stores, a member of the Office of the Chairman of Neiman Marcus Group, and President, Neiman Marcus Online, and President and CEO, Neiman Marcus Stores.

Ms. Katz qualifications to serve on our Board include her leadership experience in the consumer retail sector with Neiman Marcus Group, including her current position as President and Chief Executive Officer.

Director since July 2005 Age: 80 Independent Lead Director

A.B. Krongard

Former Chief Executive Officer and Chairman, Alex.Brown, Incorporated

Mr. Krongard served as Executive Director of the Central Intelligence Agency from 2001 to 2004 and as counselor to the Director of the Central Intelligence Agency from 1998 to 2001. Mr. Krongard previously served in various capacities at Alex.Brown, Incorporated, including as Chief Executive Officer and Chairman of the Board. Upon the merger of Alex.Brown with Bankers Trust Corporation in September 1997, Mr. Krongard became Vice Chairman of the Board of Bankers Trust and served in such capacity until joining the Central Intelligence Agency in 2001. Mr. Krongard serves on the Board of Directors of Iridium Communications, Inc. and is a member of its compensation committee and Chairman of its nominating and corporate governance committee, and on the Board of Directors of Apollo Global Management and is a member of its audit committee.

Mr. Krongard’s qualifications to serve on our Board include his past leadership experience with a large publicly-traded investment banking firm Alex.Brown, Incorporated, including as Chief Executive Officer and Chairman of the Board, and his past leadership experience with the Central Intelligence Agency, including serving as Executive Director responsible for overall operations of the agency.

Director since August 2005 Age: 55 Independent

William R. McDermott

Chief Executive Officer and Executive Board Member, SAP SE

Mr. McDermott has served as Chief Executive Officer of SAP SE since May 2014 and Executive Board Member of SAP SE since 2010. Mr. McDermott served as Co-Chief Executive Officer of SAP SE from February 2010 to May 2014 and prior thereto as President of Global Field Operations and Chief Executive Officer of SAP Americas & Asia Pacific Japan. SAP is a business software company that provides collaborative business solutions to companies of all sizes. Prior to joining SAP in 2002, Mr. McDermott served as Executive Vice President of Worldwide Sales Operations at Siebel Systems from 2001 to 2002, and President of Gartner, Inc. from 2000 to 2001. Mr. McDermott rose through the ranks at Xerox from 1983 to 2000. In his last leadership position at Xerox, Mr. McDermott served as a division President and Corporate Officer from 1997 to 2000. Mr. McDermott serves on the Board of Directors of ANSYS, Inc., a provider of engineering and simulation software and technologies, and as a member of its compensation and Chairman of its nominating and corporate governance committees. Mr. McDermott also serves on the Board of Directors of SecureWorks Corp., a provider of intelligence-driven information security solutions, and as a member of its compensation and Chairman of its nominating and corporate governance committees.

Mr. McDermott’s qualifications to serve on our Board include his leadership experience with a leading global business SAP SE, as Chief Executive Officer and Executive Board Member.

Director since July 2012 Age: 65 Independent

Eric T. Olson

Admiral U.S. Navy (Retired) and former Commander, U.S. Special Operations Command

Admiral Olson retired from the United States Navy in 2011 as a full Admiral after 38 years of military service. He served in special operations units throughout his career, during which he earned a Master’s Degree in National Security Affairs and was awarded several decorations for leadership and valor including the Defense Distinguished Service Medal and the Silver Star. Admiral Olson was the first Navy SEAL officer to be promoted to three- and four-star ranks. Admiral Olson’s career culminated as the head of the United States Special Operations Command from July 2007 to August 2011, where he was responsible for the mission readiness of all Army, Navy, Air Force, and Marine Corps special operations forces. In this capacity, he led over 60,000 people and managed an annual budget in excess of ten billion dollars. As President and Managing Member of ETO Group, LLC since September 2011, Admiral Olson is now an independent national security consultant who supports a wide range of private and public sector organizations. Admiral Olson serves on the Board of Directors of Iridium Communications, Inc. and is a member of its nominating and corporate governance committee and also serves as a Director of the non-profit Special Operations Warrior Foundation.

Admiral Olson’s qualifications to serve on our Board include his past leadership experience as Admiral in the United States Navy, including his leadership and management of a large and complex organization as head of the United States Special Operations Command.

Director since November 2004 Age: 67 Independent

Harvey L. Sanders

Former Chief Executive Officer and Chairman, Nautica Enterprises, Inc.

Mr. Sanders is the former Chairman of the Board of Directors, Chief Executive Officer and President of Nautica Enterprises, Inc. He served as Chairman from 1993 to 2003 and as Chief Executive Officer and President from 1977 to 2003, until VF Corporation acquired Nautica Enterprises, Inc. in 2003. Mr. Sanders currently serves as a member of the Board of Directors for the Boomer Esiason Foundation for Cystic Fibrosis and the enCourageKids Foundation and as a member of the Board of Trustees of the University of Maryland College Park Foundation.

Mr. Sanders’ qualifications to serve on our Board include his past leadership experience in the consumer retail sector, including over 25 years as President and Chief Executive Officer and 10 years as Chairman of the Board of Nautica Enterprises, Inc., a former leading publicly-traded apparel brand and retailer.

The election of each director requires a plurality of the votes cast at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” the election of the ten nominees for director.

Byron K. Adams, Jr., our longest serving director other than Mr. Plank, is not standing for reelection at the Annual Meeting. The Board thanks Mr. Adams for his many years of service to our company.

Director since September 2003 Age: 62

Byron K. Adams, Jr.

Former Managing Director and Founder of Rosewood Capital, LLC

Mr. Adams served as Senior Advisor to our Chairman from October 2013 to November 2014 and as Chief Performance Officer of Under Armour from October 2011 to September 2013, with primary responsibility for the development of company-wide business strategy, human resources and organizational alignment and processes. Prior to joining our Company, Mr. Adams founded and was a managing director of Rosewood Capital, LLC from 1985 to September 2011. Rosewood Capital is a private equity firm focused on consumer brands that, through its affiliates, was the institutional investor in our company prior to our initial public offering. At Rosewood Capital, Mr. Adams was primarily responsible for assisting management teams in the development of their business strategies and organizations. Currently, Mr. Adams serves as Advisor to Anthos Capital, L.P. and Morgan Stanley Ventures, venture funds specializing in growth capital investments.

Mr. Adams’ qualifications to serve on our Board include his 26 years of experience with the private equity firm Rosewood Capital which invested in and advised consumer growth companies, and his most recent experience as a senior executive at our company with significant leadership responsibility, including developing company-wide business strategy.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors and Board Leadership Structure

Our Board of Directors has ten directors. Of the current directors, nine are non-management directors, with 80% being independent directors. If Ms. DeVard is elected to our Board of Directors, 90% of our directors will be independent.

Kevin Plank currently serves as Chief Executive Officer and Chairman of the Board for our company. We believe combining the roles of chairman and chief executive officer is currently the appropriate leadership model for our company as it provides for clear accountability and efficient and effective leadership of our business. As our founder and our largest stockholder, with beneficial ownership of approximately 16% of our outstanding stock and majority voting control of our company, we believe Mr. Plank is the appropriate person to lead both our Board and the management of our business.

During 2016, we implemented a series of changes to our stock and corporate governance that resulted in the creation of our Class C Stock. On April 7, 2016, stockholders of record of our Class A Stock and Class B Stock received shares of Class C Stock on a one-for-one basis. Among other things, these changes permit us to issue Class C Stock instead of Class A Stock through our equity incentive plans without further diluting the voting control of Mr. Plank, thereby prolonging our current governance structure, which we believe is important to our long-term growth and success.

Lead Director

To further strengthen our corporate governance structure and provide independent oversight of our company, the Board has appointed Mr. Krongard as our lead independent director. As Lead Director, Mr. Krongard acts as a liaison between the non-management directors of the Board and Mr. Plank and the other members of our management team, chairs regular executive sessions of the Board without Mr. Plank present and performs other functions as requested by the non-management directors.

Communication with Directors

If stockholders or other interested parties wish to communicate with non-management directors, they should write to Under Armour, Inc., Attention: Corporate Secretary, 2601 Port Covington Drive, Baltimore, Maryland 21230. Further information concerning contacting our Board is available through our investor relations website at www.uabiz.com, under “Investors-Governance.”

Stockholders Meeting Attendance

Directors are encouraged to attend annual meetings of stockholders, but we have no specific policy requiring attendance by directors at such meetings. All of our directors attended our 2016 Annual Meeting of Stockholders.

Availability of Corporate Governance Information

For additional information on our corporate governance, including Board committee charters, our corporate governance guidelines and our code of business conduct and ethics, visit our investor relations website at www.uabiz.com, under “Investors-Governance.”

Role of Board in Risk Oversight

Our Board of Directors is responsible for the oversight of risk management. The Board delegates much of this responsibility to the Audit Committee. Under its charter, the committee’s responsibilities include to inquire of management, our Vice President of Global Risk Management and our independent registered public accounting firm about significant financial risks or exposures, the company’s processes and policies for risk assessment and the steps management has taken to mitigate these risks to the company. The committee receives periodic reports from our Vice President of Global Risk Management on our enterprise risk management program and our risk mitigation efforts. The committee also oversees our legal and regulatory compliance programs and our internal audit function. The Compensation Committee has the responsibility to review the risks of our compensation policies and practices. Our full Board periodically reviews our financial and strategic plans and objectives, including the risks that may affect the achievement of these plans and objectives.

Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines to further align the financial interests of the company’s executives and non-management directors with the interests of our stockholders. The guidelines provide that executive officers should own company stock with a value at least equal to ten times annual base salary for the Chief Executive Officer, three times annual base salary for Executive Vice Presidents and one time annual base salary for all other executive officers. The guidelines provide that non-management directors should own company stock with a value at least equal to three times the amount of the annual retainer paid to directors. Executive officers are expected to achieve the stock ownership levels under these guidelines within five years of their hire or promotion to executive officer and non-management directors within three years of joining our Board. The company’s stock ownership guidelines can be found on our website at www.uabiz.com, under “Investors-Governance.”

All executive officers and non-management directors are in compliance with the guidelines with the exception of persons new to their roles within the last few years. We anticipate these persons will be in compliance with the guidelines within the required time frame.

Kevin Plank, the company’s Chief Executive Officer and Chairman of the Board, and our founder, currently has a base salary of $26,000, which was his approximate salary when he founded the company. He owns 164,617 shares of Class A stock, 34,450,000 shares of Class B Stock and 33,802,857 shares of Class C Stock, valued at more than $1.27 billion as of the March 17, 2017 Record Date for the Annual Meeting of Stockholders, far above the multiple of ten times salary minimum ownership requirement, even assuming a significantly higher salary amount more typical for a Chief Executive Officer at a company of our size.

Independence of Directors

The Board has determined that the following eight directors are independent under the corporate governance listing standards of the New York Stock Exchange, or NYSE: George W. Bodenheimer, Douglas E. Coltharp, Anthony W. Deering, Karen W. Katz, A.B. Krongard, William R. McDermott, Eric T. Olson and Harvey L. Sanders. The Board has also determined that Jerri L. DeVard, the nominee to the Board, is independent under the NYSE standards.

When determining the independence of the directors under NYSE standards, the Board considered certain company relationships. Mr. McDermott is the Chief Executive Officer and Executive Board member of SAP SE. The company has standard industry license agreements for SAP software and uses SAP for related support services. In 2015, the company also entered into an agreement with SAP to engage SAP to assist in an ongoing initiative that includes the implementation of SAP’s Fashion Management software and enhancements to global business processes to help support the company’s growth. In 2016, between these two arrangements, we paid approximately $69.4 million to SAP, or approximately one-tenth of one percent of SAP’s 2016 worldwide revenues of approximately €22 billion. The Board has determined that this relationship is not a material relationship and has no impact on Mr. McDermott’s independence.

Kevin Plank is not independent because he is our Chairman of the Board and Chief Executive Officer. Byron K. Adams, Jr., former Senior Advisor to the Chairman advising primarily on our digital business, is not independent because he served as an executive of the company within the last three years. Mr. Adams is not standing for re-election at the Annual Meeting.

Our charter includes additional factors for the Board to consider when determining whether a director will be “independent” under the NYSE standards. Specifically, the Board must consider whether any of the independent directors have any material financial or service relationship with Mr. Plank or any of his family members. The Board has considered these factors and determined that neither the current independent directors nor Ms. DeVard have any such relationships. A copy of our charter that includes these requirements is available through our website at www.uabiz.com, under “Investors-Governance”.

Board Meetings and Committees

Our Board meets regularly throughout the year. During 2016, there were fourteen meetings of the Board. In 2016, all directors attended at least 75% of the aggregate meetings of the Board and the committees of which they were members.

The Board has the following four standing committees: an Audit Committee, a Compensation Committee a Corporate Governance Committee and a Finance and Capital Planning Committee. The table below provides current membership and meeting information for 2016 for each of these committees.

Name	Audit Committee	Compensation Committee	Corporate Governance Committee	Finance and Capital Planning Committee
Byron K. Adams, Jr.				X
George W. Bodenheimer		X
Douglas E. Coltharp	X			*X
Anthony W. Deering	X	X		X
Karen W. Katz			X	X
A.B. Krongard	*X
William R. McDermott			*X
Eric T. Olson			X
Harvey L. Sanders		*X
Total Meetings in 2016	10	15	4	2

*	Committee Chair

The functions performed by these standing committees are summarized below, and are set forth in more detail in their charters. The complete text of the charters for each standing committee can be found on our website at www.uabiz.com, under “Investors-Governance.” The Board has determined that each member of the Audit, Compensation and Governance committees is independent as required under NYSE listing standards and our charter.

Audit Committee

Mr. Krongard serves as the chairman of the Audit Committee. This committee assists the Board of Directors with oversight of matters relating to accounting, internal control, auditing, financial reporting, risk and legal and regulatory compliance. The committee oversees the audit and other services provided by our independent registered public accounting firm and is directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, which reports directly to the committee. The committee also oversees the internal audit function for Under Armour and is responsible for the appointment of the Director of Internal Audit, who reports directly to the committee. The Audit Committee Report for 2016 is included in this Proxy Statement under “Audit Committee Report.”

The Board has determined that all the committee members are independent, financially literate and qualify as “audit committee financial experts” under SEC rules and NYSE listing standards.

Compensation Committee

Mr. Sanders serves as the chairman of the Compensation Committee. This committee approves the compensation of our Chief Executive Officer, or CEO, and our other executive officers, administers our executive benefit plans, including the granting of stock options, restricted stock units and other awards under our equity incentive plans, and advises the Board on director compensation. Pursuant to its charter, the committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the committee. However, the committee has not delegated any such responsibilities.

Our CEO and other senior executives evaluate the performance of our executive officers and make recommendations to the Compensation Committee concerning their compensation. The committee considers these evaluations and recommendations, and its evaluation of the CEO in determining the compensation of our CEO and our other executive officers.

Pursuant to its charter, the Compensation Committee has the authority to obtain advice and assistance from advisors, including compensation consultants. In 2016, the committee engaged the services of an independent compensation consultant, Willis Towers Watson, or WTW, to provide executive compensation consulting services to the committee. This independent consultant reports directly to the committee and the committee retains sole authority to retain and terminate the consulting relationship. In carrying out its responsibilities, the independent consultant collaborates with management to obtain data, provide background on compensation programs and practices, and clarify pertinent information. The committee obtained from the independent consultant competitive market data on compensation for executives to assess generally the competitiveness of our executive compensation and the general design of our annual cash incentive plan. The competitive market data was based on a peer group and WTW’s published industry survey data. The committee has not relied on the independent consultant to determine or recommend the amount or form of executive compensation.

In 2016, management separately engaged WTW for consulting services related to design of the company’s compensation for equity-eligible employees (excluding our executive officers). This engagement was reviewed and pre-approved by the Compensation Committee, and the committee did not consider this engagement to compromise the independence of WTW. The total compensation paid to WTW for these management consulting services in 2016 was $129,542.

Additional information concerning the processes and procedures for the consideration and determination of executive officer compensation is included in the “Compensation Discussion and Analysis” section of this Proxy Statement. The Compensation Committee Report for 2016 is included under the “Compensation Committee Report” section of this Proxy Statement.

A description of the compensation program for our non-management directors, including updates to the program for 2017, is included below under the “—Compensation of Directors” section of this Proxy Statement. In late 2016, at the request of the Compensation Committee Chairman, management researched director compensation practices of competitor companies and reviewed the data with the committee. The committee also reviewed a summary of published third party surveys on public company director compensation practices of similarly sized companies and director compensation of industry peers.

In early 2017, the Compensation Committee reviewed the risks of our compensation policies and practices. The company’s Vice President of Global Risk Management conducted a risk assessment of our compensation policies and practices for all employees and this assessment was reviewed by the committee. The risk assessment included a review of our material compensation programs, the structure and nature of these programs, the short-term and long-term performance incentive targets used in these programs and how they relate to our business plans and creating stockholder value, corporate governance policies with respect to our compensation programs, and other aspects of our compensation programs. Based on this review and assessment, we concluded that the risks related to our compensation policies and practices are not reasonably likely to have a material adverse effect on our company.

Corporate Governance Committee

Mr. McDermott serves as the chairman of the Corporate Governance Committee. This committee identifies individuals qualified to become members of our Board of Directors, recommends candidates for election or reelection to our Board, oversees the evaluation of our Board, and advises our Board regarding committee composition and structure and other corporate governance matters. The committee also periodically reviews succession planning for our Chief Executive Officer and other senior executive positions.

Finance and Capital Planning Committee

Mr. Coltharp serves as the chairman of the Finance and Capital Planning Committee. This committee assists our Board in overseeing the financial and capital investment policies, planning and activities of the company in support of our long-range goals.

Identifying and Evaluating Director Candidates

The Corporate Governance Committee recommends to the Board candidates to fill vacancies or for election or reelection to the Board. The Board then appoints new Board members to fill vacancies or nominates candidates each year for election or reelection by stockholders. The committee does not have a specific written policy or process regarding the nominations of directors, nor does it maintain minimum standards for director nominees other than as set forth in the committee’s charter as described below.

The Corporate Governance Committee’s charter requires the committee to establish criteria for selecting new directors, which reflects at a minimum a candidate’s strength of character, judgment, business experience, specific areas of expertise, factors relating to the composition of the Board, including its size and structure, and principles of diversity, including gender and ethnicity. The committee also considers the statutory requirements applicable to the composition of the Board and its committees, including the independence requirements of the NYSE.

For a discussion of the specific experience, qualifications, attributes or skills of the nominees for election to the Board, see the “Election of Directors” section of this Proxy Statement. The Board has not established term limits for directors because of the concern that term limits may deprive the company and its shareholders of the contribution of directors who have been able to develop valuable insights into the company and its operations over time. Our corporate governance guidelines do provide that a director is expected not to stand for reelection after the age of 75. The Corporate Governance Committee recommended the Board nominate Mr. Krongard, age 80, for reelection to the Board based on his continued strong leadership and service on the Board both as Audit Committee Chairman and Lead Director, and the Board agreed with this recommendation.

The Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity, including gender and ethnicity, in identifying director nominees. Consistent with the committee’s charter, when identifying director nominees, the committee considers general principles of diversity, and does so in the broadest sense, considering diversity in terms of business leadership, experience, industry background and geography, as well as gender and ethnicity. The committee strives for directors who represent a mix of backgrounds and experiences that will enhance the quality of the board’s deliberations and oversight of our business, and as our business expands we hope to attract directors with a broader range of backgrounds and experiences.

The Corporate Governance Committee periodically considers criteria for identifying possible new director candidates as needed, in consultation with the CEO and Chairman of the Board and other members of the Board and management, and works with management and other members of the Board in recruiting new candidates. Candidates identified through this process are considered by the full committee for possible recommendation to the Board. From time to time the committee uses the services of a third party search firm to assist it in identifying and screening candidates. A third party search firm identified and recommended Ms. DeVard as a potential candidate.

In addition, the Corporate Governance Committee will consider director candidates suggested by stockholders. Any stockholder who wishes to recommend a director candidate for consideration by the committee may do so by submitting the name and qualifications of the candidate to the chairman of the committee. See “Communications with Directors” above for how to communicate with the chairman of the committee. Our bylaws include requirements for direct nominations by a stockholder of persons for election to our Board. These requirements are described under “Stockholder Proposals” at the end of this Proxy Statement.

Compensation of Directors

Retainers

The compensation arrangement for non-management directors during 2016 was as follows:

Annual Retainer for each Director	$75,000
Annual Retainer for Committee Chairs
Audit Committee	$15,000
Compensation Committee	$12,500
Corporate Governance Committee	$10,000
Finance Committee	$10,000	*
Annual Retainer for Lead Director	$25,000

*	Represents the annual retainer for the finance committee chair. The finance committee was first constituted during the second quarter of 2016, and the total fee for 2016 was prorated to $6,028.

The cash retainers are payable in quarterly installments and directors have the option to defer the cash retainers into deferred stock units pursuant to the Non-Employee Directors Deferred Stock Unit Plan. Beginning with the second quarter of 2016, we began issuing deferred stock units for shares of our Class C Stock rather than our Class A Stock. Deferred stock units will be settled in shares of our Class A Stock or Class C Stock (as applicable) on a one-for-one basis six months after the director leaves the Board, or sooner upon death or disability. We do not pay meeting fees for any Board or standing committee meetings.

Equity Awards

Non-management directors also receive the following equity awards:

•	Upon initial election to the Board, an award of restricted stock units for shares of Class C Stock valued (on the grant date) at $100,000 with the units vesting in three equal annual installments; and

•	An annual award of restricted stock units for shares of Class C Stock valued (on the grant date) at $125,000 following each Annual Meeting of Stockholders, with the units vesting in full at the next year’s Annual Meeting of Stockholders.

Update to Equity Awards for 2017

The current arrangements for our Board compensation have been in place since 2015. The Compensation Committee reviewed director compensation in late 2016 and again in early 2017. For further discussion of this review, see “—Board Meeting and Committees—Compensation Committee” above. After this review, the committee and the Board believed that our director compensation was below competitive levels and that changes were appropriate to bring our director compensation more in line with director compensation in our industry. The committee recommended and the Board approved for 2017 an increase in the annual award of restricted stock units from $125,000 to $150,000.

The restricted stock units vest in full upon the director’s death or disability or upon a change in control of Under Armour. The restricted stock units are forfeited if the director leaves the Board for any other reason prior to the scheduled vesting term. Upon vesting of the restricted stock units, the restricted stock units are converted into deferred stock units with the shares delivered six months after the director leaves the Board, or sooner upon death or disability.

The table set below sets forth information concerning the compensation of our non-management directors for 2016.

Director Compensation for 2016

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Byron K. Adams, Jr.	75,000	125,000	200,000
George W. Bodenheimer	75,000	125,000	200,000
Douglas E. Coltharp	81,078	125,000	206,078
Anthony W. Deering	75,000	125,000	200,000
Karen W. Katz	75,000	125,000	200,000
A.B. Krongard	115,000	125,000	240,000
William R. McDermott	85,000	125,000	210,000
Eric T. Olson	75,000	125,000	200,000
Harvey L. Sanders	87,500	125,000	212,500

(1)	Non-management directors may elect to defer cash retainers into deferred stock units pursuant to the Non-Employee Directors Deferred Stock Unit Plan as described above. The table below sets forth the amount of cash deferred and the number of deferred stock units received for those directors who made this election.

Name	2016 Cash Deferred ($)	Deferred Stock Units (Class A)	Deferred Stock Units (Class C)
Byron K. Adams, Jr.	75,000	221	1,788
George W. Bodenheimer	75,000	221	1,788
Douglas E. Coltharp	75,000	221	1,788
Anthony W. Deering	75,000	221	1,788
Karen K. Katz	75,000	221	1,788
A.B. Krongard	115,000	339	2,781
William R. McDermott	85,000	251	2,026
Eric T. Olson	75,000	221	1,788
Harvey L. Sanders	87,500	258	1,788

The amounts above do not include any adjustments to outstanding Class C Deferred Stock Units made in connection with our June 29, 2016 stock dividend to Class C stockholders in connection with a litigation settlement. All equity awards outstanding as of the record date for this stock dividend, including any Class C Deferred Stock Units, were adjusted in accordance with the distribution ratio for the dividend.

(2)	The amount in this column reflects the aggregate grant date fair value in accordance with applicable accounting guidance of the Class C Stock awards granted in 2016. Each non-management director, with the exception of Mr. Bodenheimer and Ms. Katz, held restricted stock units for 3,005 shares of Class C Stock as of December 31, 2016. As of December 31, 2016, Mr. Bodenheimer held restricted stock units for 488 shares of Class A Stock and 3,496 shares of Class C Stock, and Ms. Katz held restricted stock units for 516 shares of Class A Stock and 3,524 shares of Class C Stock, which includes restricted stock units awarded when they were each appointed to the Board in August 2014 and October 2014, respectively. As of December 31, 2016, Messrs. Krongard, McDermott and Sanders held fully vested stock options for 27,456 shares of our Class A Stock and 27,649 shares of our Class C Stock, Mr. Coltharp held fully vested stock options for 20,808 shares of our Class A Stock and 20,954 shares of our Class C Stock and Mr. Deering held fully vested stock options for 19,076 shares of our Class A Stock and 19,210 shares of our Class C Stock. Beginning in 2010 we no longer included stock options in our director compensation program.
(3)	We have disclosed the assumptions made in the valuation of the stock awards in “Stock-Based Compensation” under Note 11 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following is a discussion and analysis of our compensation policies and decisions regarding the 2016 compensation for our executive officers named in the compensation tables in this Proxy Statement.

Executive Summary and Highlights for 2016

For 2016 nearly 100% of the annual compensation potential for our Chief Executive Officer, or CEO, Kevin Plank and a substantial portion of the annual compensation potential for our other executive officers was directly tied to the financial performance of our company, primarily through:

•	our annual cash incentive plan with awards earned based on our financial performance in 2016; and

•	our annual performance based restricted stock unit and stock option awards (the “performance based equity awards”) for 2016 with vesting tied to our financial performance in 2016 and 2017.

Our financial performance in 2016 resulted in a significant reduction to incentive awards and to performance based equity awards realized by our executive officers. While we achieved our net revenue target under our annual cash incentive plan for 2016, growing net revenues by 22% over 2015 to $4.83 billion, our operating income grew 2% to $417.5 million for 2016, which was below the targets set forth under the plan. As a result, our Compensation Committee approved no annual incentive award for Mr. Plank, and annual incentive awards for other executive officers which were well below the target award levels under the plan. The performance targets for the performance based equity awards granted in 2016 were adjusted operating income targets set at levels designed to require meaningful operating income growth in 2016 and 2017. As discussed in more detail below, given changes to our business plans following the grant of these 2016 awards, we no longer expect these 2016 awards to ultimately vest in future years, therefore delivering no value to our executives. See “—Equity Awards—Performance Based Equity Awards for 2016.”

In addition to the substantial portion of compensation tied to performance, other elements of our compensation for our executive officers that we believe are aligned with best practices and contribute to a reasonable compensation program include:

•	commencing with equity awards granted in 2014, a change from automatic vesting upon a change in control (generally referred to as “single trigger”) to vesting following a change in control only if employment is terminated without cause or for good reason (generally referred to as “double trigger”);

•	limited other severance protections, with the protections primarily following a change in control and only if employment is terminated without cause or for good reason (again, generally referred to as “double trigger”);

•	“clawback” provisions in our annual cash incentive plan (beginning in 2013) and in our long-term incentive plan (beginning for performance based equity awards in 2015) requiring our company to seek to recover awards under these plans for improper conduct as required under applicable law;

•	no pension or supplemental retirement plan;

•	no company contributions to our deferred compensation plan in 2016 for any executive officer;

•	limited other benefits and perquisites for these executives;

•	no employment agreements with our executive officers (other than an agreement with Mr. Maurath, our Chief Revenue Officer, as required under local law, and Mr. Lee, whose employment agreement was entered into in connection with our acquisition of our MyFitnessPal business in 2015);

•	stock ownership guidelines for our executive officers designed to encourage our executives to retain meaningful levels of our stock to further align their interests with the interests of our stockholders; and

•	a prohibition on hedging of Under Armour shares, with no director or executive officer having any shares pledged as security.

Advisory Vote to Approve Executive Compensation

At our 2016 Annual Meeting of Stockholders we held an advisory vote to approve executive compensation, commonly referred to as “say on pay.” The Compensation Committee values the opinions expressed by stockholders in these votes. While these votes are advisory and non-binding, the Compensation Committee and the Board review the voting results and seek to determine the cause or causes of any significant negative voting result. Voting results provide little detail by themselves, and we may consult directly with stockholders to better understand issues and concerns not previously presented.

Our stockholders overwhelmingly approved our “say on pay” proposal at our 2016 Annual Meeting of Stockholders, with more than 99% of the votes cast voting to approve our executive compensation. The Compensation Committee reviewed the voting results and, given the strong level of support, did not make any changes to our executive compensation program or principles in response to the vote. The Compensation Committee will continue to consider results from the annual “say on pay” advisory vote, including the results from the upcoming 2017 Annual Meeting of Stockholders, as well as other stockholder input, when reviewing executive compensation programs, principles and policies.

Objectives of our Compensation Program

The overall objectives of our compensation program for our executive officers are to attract and retain highly qualified executives committed to our brand and our mission, to motivate our executives to build and grow our business profitably, and to align the interests of our executives with the interests of our stockholders. Our compensation program is designed to reward our executives for growth in our net revenues and operating income, primarily through our annual cash incentive plan and our performance based equity awards. In addition, our equity awards incentivize our executive officers to generate positive returns for our stockholders.

Our compensation consists primarily of:

•	salary;

•	an annual cash incentive award based primarily on the annual performance of the company;

•	equity awards, including our annual performance based equity award with the amount eligible to vest tied to the performance of the company; and

•	minimal benefits and perquisites.

We do not offer pension or other retirement plans for executives, other than a 401(k) plan that is offered to our employees generally. We have a deferred compensation plan pursuant to which executives may defer certain compensation; however we did not make any company contributions to this plan in 2016 for any executive officers.

Compensation Decision-Making Process

Compensation Committee review process

In early 2017, in conjunction with the approval of the 2016 annual cash incentive plan awards and 2017 salaries and annual equity awards for executive officers, the Compensation Committee reviewed tally sheets relating to executive officer compensation that were prepared by management. The tally sheets included:

•	summary compensation information for 2014 through 2016;

•	the value realized upon exercise of stock options and vesting of restricted stock in 2016;

•	the value of outstanding stock options, restricted stock units and unrestricted stock held at the end of 2016, and as of early 2017; and

•	balances and investment returns under our deferred compensation plan.

The Compensation Committee reviewed similar tally sheet data in early 2016 in conjunction with the approval of 2016 salaries and annual equity awards for executive officers.

In early 2016, the Compensation Committee engaged the services of Willis Towers Watson, or WTW, to provide executive compensation consulting services to the committee. The committee obtained from WTW competitive market data on compensation for executives to assess generally the competitiveness of our executive compensation, as well as an analysis of the design of our annual cash incentive plan, including the metrics used and performance and payout ranges. The competitive market data was based on a peer group and published industry survey data from WTW’s General Industry Executive Compensation and Retail/Wholesale Executive Compensation Databases. The peer group was developed by management based on publicly traded companies within the apparel and footwear industries. Some of the companies within the peer group we may compete with for talent or compare our performance against from time to time. The following companies were included in the peer group: Abercrombie & Fitch Co., American Eagle Outfitters, Inc., Coach, Inc., Columbia Sportswear Company, Deckers Outdoor Corporation, lululemon athletica inc., Michael Kors Holdings Limited, Nike, Inc., Quiksilver, Inc., Ralph Lauren Corporation, Urban Outfitters, Inc., V.F. Corporation and Wolverine World Wide, Inc.

The Compensation Committee did not target compensation at or near any particular percentile ranking within the peer group or industry survey data, or otherwise use this competitive market data to determine the amount or form of executive compensation. Rather the committee used this data as a general assessment of the competitiveness of our executive compensation program and the design of our annual cash incentive plan. Following a similar assessment in 2015, the committee determined it was appropriate to increase certain award levels under our annual cash incentive plan in two steps—once in 2015, and again in 2016. Following its review of updated information in early 2016, the committee determined it was appropriate to proceed with the planned 2016 increase. In addition, the committee determined that our executive compensation was reasonable when compared to the peer group and industry data. As discussed throughout this Compensation Discussion and Analysis section, the committee considers many factors in the determination of executive compensation levels, including the executive’s prior experience, the position and level of responsibility with the company and company and individual performance.

Management’s role in determining compensation

As discussed throughout this Compensation Discussion and Analysis section, our management makes recommendations to the Compensation Committee on salaries, annual incentive awards and other types of compensation for executive officers, other than our CEO, Kevin Plank. Mr. Plank, with input from other senior executives, has generally recommended the salaries, annual incentive awards and equity awards for our executive officers. The recommendations are based on an assessment of each executive’s performance, including the performance of the department or departments for which the executive officer has responsibility and contributions made to the overall success of our business. These executives, including our Chief Human Resources Officer, our Vice President of Total Rewards, our Chief Financial Officer and our General Counsel and Corporate Secretary, have also been involved in recommendations on the design and framework for our annual incentive plan and our equity awards, including the equity awards with vesting tied to our company’s performance. These executives also generally attend meetings of the Compensation Committee. The committee generally approves salaries and annual incentive awards for executive officers in executive sessions of the committee without the executive officers present.

Components of Our Compensation Program

SALARY

The Compensation Committee approves salaries for our executive officers at levels it deems appropriate based primarily on the executive’s level of responsibility.

In 2008, our CEO Mr. Plank voluntarily reduced his salary from $500,000 to $26,000, which was his approximate salary when he founded our company. As our largest stockholder, he believes he should be compensated for his services based primarily on our company’s performance through our annual incentive plan and annual performance based equity awards as discussed below.

Mr. Plank proposed and the Compensation Committee approved salary increases for 2016 for certain executive officers based in part on the continued strong performance of the leadership team in 2015 driving a 28% increase for the year in net revenues and a 15% increase for the year in operating income. The company had finished 2015 with net revenues of $3.96 billion, and entered 2016 with a net revenues goal of $4.95 billion.

The following table summarizes the base salaries for our named executive officers approved by the Compensation Committee for 2016:

Named Executive	Title	2016 Base Salary
Kevin A. Plank	Chairman of the Board and Chief Executive Officer	$ 26,000
Lawrence Molloy	Chief Financial Officer	$675,000
Colin Browne	President, Global Sourcing	$550,000
Michael Lee	Chief Digital Officer	$500,000
Karl-Heinz Maurath	Chief Revenue Officer	$475,000
Brad Dickerson	Former Chief Operating Officer and Chief Financial Officer	$675,000

Mr. Plank continued to receive a $26,000 salary. Mr. Molloy and Mr. Browne joined our company in 2016. We negotiated their salaries with them prior to their joining our company based on their previous salaries and the level of responsibility for their positions. The Compensation Committee approved a salary increase for Mr. Lee upon his appointment in May 2016 as Chief Digital Officer, increasing his salary from $325,000 to $500,000. Mr. Maurath did not receive a raise in 2016. With respect to Mr. Dickerson, in October 2015, we announced his plans to leave the company during the first quarter of 2016. He therefore did not receive a raise.

ANNUAL CASH INCENTIVE AWARD

Plan Design and Performance Measures

We have an annual cash incentive plan for our executive officers. Under the plan, executives are eligible for a cash incentive award based primarily on company performance during the year. The baseline performance measure considered for 2016 was net revenues, with the Compensation Committee considering our profitability when determining the ultimate award amounts.

Net Revenues

For 2016, company performance was assessed first on the level of net revenue growth. If the company achieved a certain minimum net revenue growth for 2016, then executives would be eligible for annual incentive awards under the plan. Management and the Compensation Committee viewed net revenue growth as a fundamental indicator of our business strength.

Operating Income

Assuming the minimum net revenue growth was achieved, the Compensation Committee reserved its right to exercise its discretion to reduce or eliminate any annual incentive award amounts depending on our operating income growth for 2016. The Compensation Committee approved targets with the expectation that award amounts would ultimately vary based on our operating income for 2016, which includes the impact of the incentive awards. While the company would be required to achieve the net revenue growth target in order for any award amount to be paid under the plan, the operating income growth targets were included to further incentivize management to operate the business in a profitable manner.

Our annual cash incentive plan for executives for 2016 was based primarily on the overall company performance measures described above and, unlike past years, did not include any specific component tied to the performance of particular business units. Management and the Compensation Committee considered it important for 2016 to align executives with the overall company results rather than being weighted on business unit performance in order to drive alignment and accountability across the leadership team.

In March 2016, the Compensation Committee approved net revenue and operating income performance goals for the annual cash incentive plan based on our business plan at the time. The committee approved a net revenue requirement of $4.8 billion, and set operating income growth targets for the year, specifically setting a threshold growth rate of 20%, a target growth rate of 24% and a stretch growth rate of 28%.

In May 2016 we announced that, in connection with the bankruptcy of one of our customers, our planned net revenues and operating income growth for 2016 would be lower than previously expected, and our operating income would be further impacted by the bankruptcy, primarily by a write-off of accounts receivable. Following these announcements, the Compensation Committee believed it appropriate to adjust the operating income growth targets to reflect the revised financial plan, which took these events into account. Accordingly, the committee approved reducing each of the threshold, target and stretch operating income growth targets by $56 million to account for the expected loss in revenue and related operating income impacts arising as a result of the customer’s bankruptcy. The following is a summary of the primary performance measures considered in our annual cash incentive plan for 2016, reflecting the adjustments noted above:

2016 Annual Cash Incentive Plan Performance Measures
Net Revenues	Required to reach $4.8 billion to be eligible for any award (21% required growth from 2015)

	Threshold	Target	Stretch

Operating Income*	$434 million	$451 million	$467 million

Growth over 2015	< 6%	10%	14%+

*  The operating income growth targets must include the funding for the incentive award amounts. As a result, in order to fund higher incentive award amounts above the threshold level, the company must have achieved operating income growth levels even higher than those shown above.

Incentive Award Levels

After considering the market competitiveness of our annual cash incentive plan, the Compensation Committee determined it was appropriate to increase the target award levels under the plan and determined to do so in two steps—once in 2015, and again in 2016. For our executive officers, the committee increased the target amount under the plan for 2016 from 62.5% of annual salary to 75% of annual salary, and the stretch amount from 125% of annual salary to 150% of annual salary. The Compensation Committee did not increase the target or stretch amount under the plan for our CEO Mr. Plank, which remained at $2.0 million and $4.0 million, respectively, for 2016.

For 2016, the Compensation Committee set the following award target levels under our annual cash incentive plan for our named executive officers based on our operating income growth:

	Threshold	Target	Stretch
			(Pays at 200% of Target)

Chief Executive Officer	$0	$2.0 million	$4.0 million

Other Named Executive Officers	$0	75% of annual salary	150% of annual salary

Between the threshold amount and the target amount of operating income growth, and the target amount and stretch amount of operating income growth, the company utilizes a sliding scale to determine the payout based on the amount of funding generated by the incremental operating income growth.

The annual incentive amounts for all the named executive officers were set at the above levels in order to have a significant percentage of the executive officers’ total compensation tied primarily to corporate performance. We believe tying a significant percentage of executive officers’ total compensation to corporate performance supports our objective to motivate our executives to build and profitably grow our business.

2016 Annual Cash Incentive Awards

Below is a summary of the primary performance measures considered in our annual cash incentive plan for 2016, after the adjustments described above, as compared to our results for 2016 and 2015:

2015 Results	2016 Performance Measure			2016 Results	2016 v. 2015 Results
Net Revenue
$3.96 billion		$4.8 billion		$4.83 billion	+ 22%

Operating Income
	Threshold	Target	Stretch

$408.5 million	$434 million	$451 million	$467 million	$417.5 million

Required Growth	< 6%	10%	14%		+ 2%

Management and the Compensation Committee believed that the minimum net revenue level of $4.8 billion necessary for executives to be eligible for an annual cash incentive award for 2016 was set high enough to ensure that incentive award amounts would only be paid if we continued to demonstrate meaningful net revenue growth. The committee then set operating income targets for 2016 in order to appropriately incentivize our management to continue to drive meaningful operating income growth, after taking into account the change to our financial plan discussed above. Our 2016 net revenues of $4.83 billion exceeded the minimum net revenue level required for executives to be eligible for awards under the plan. With respect to the operating income targets, we achieved

$417.5 million of operating income, representing an approximately 2% increase over our 2015 actual results. This amount was below the threshold level under the plan.

Given that the company still achieved the net revenue growth required under the plan with a 22% increase for the year, and the significant overall efforts of the leadership team in managing the business in a challenging North America retail environment, management recommended and the Compensation Committee approved modest incentive awards for certain of our executive officers. The award amounts were well below the target levels under the plan. Management and the committee also considered the payment of a modest incentive award to be an important retention tool for key executives. Consistent with other executives, Messrs. Browne, Lee and Maurath received awards between 20-25% of the target amount provided under the annual cash incentive plan. Mr. Plank requested that he not receive any incentive award for 2016. Since Mr. Molloy was transitioning out of the company in early 2017, the committee did not consider him for an incentive award for 2016.

The annual cash incentive award for our executives is primarily determined based on the company financial performance measures discussed above. However, the Compensation Committee considers the overall performance of our CEO and the other executive officers, and reserved its discretion to further adjust up or down the annual incentive amounts based on individual performance during the year. Performance reviews are generally based on a qualitative assessment of performance and consider the executive’s performance and the performance of the department or departments for which the executive has responsibility, as well as the contributions the executive and department are making to the overall success of Under Armour. For 2016, the committee did not make any further adjustments to the annual cash incentive awards for the named executive officers based on individual performance, beyond the adjustments discussed above.

For the annual cash incentive amounts paid to the named executive officers, see the “2016 Summary Compensation Table” below.

EQUITY AWARDS

Management and the Compensation Committee believe equity awards are an important component of executive compensation and serve to better align the interests of our executives with those of our stockholders.

The Compensation Committee approves equity awards under our Second Amended and Restated 2005 Omnibus Long-Term Incentive Plan, as amended. The purpose of the long-term incentive plan is to enhance our ability to attract and retain highly qualified executives and other persons and to motivate them to improve our business results and earnings for the long-term by providing them with equity holdings in Under Armour. Beginning in the second quarter of 2016, we began issuing equity awards for shares of our Class C Stock as equity compensation. While the Compensation Committee has the discretion under the terms of the plan to issue additional awards for shares of our Class A Stock, the Compensation Committee currently intends to utilize our Class C Stock for equity compensation going forward.

Vesting of 2015 Performance Based Equity Awards

In early 2015, the Compensation Committee approved the grant of annual performance based restricted stock unit award to our management. Vesting of the 2015 awards were tied to our achievement of combined adjusted operating income targets for 2015 and 2016. For the 2015 award, the committee set the growth targets to incentivize management to continue to drive strong operating income growth during the performance period, while at the same time reflecting the dilutive effect of our Connected Fitness related acquisitions which were completed during the first quarter of 2015. With respect to the 2015 award, 40% of the award would be earned if the threshold level was achieved,

80% of the award would be earned if the target level was achieved, and all of the award would be earned if the stretch level was achieved.

Consistent with the adjustments to the operating income targets in our annual cash incentive plan discussed above, following the revision to our financial plan in May 2016, the Compensation Committee approved a $56 million reduction to the combined adjusted operating income targets for the 2015 award. The following chart summarizes the threshold, target and stretch levels for the 2015 award, as adjusted to reflect the revised financial plan, as well as our actual combined results. We achieved the target performance level, and as a result 80% of the performance shares were earned.

Performance Period	Two-Year Combined Adjusted Operating Income Requirements*			Approximate Required Compounded Annual Growth Rate from 2014			Combined Results*
	Threshold	Target	Stretch	Threshold	Target	Stretch
2015-2016	$804 million	$844 million	$874 million	9%	12%	15%	$849 million

*  Our reported combined operating income for 2015-2016 totaled $826 million. Adjusted operating income was our reported income from operations, excluding the impact of acquisition related non-capitalized deal costs and the amortization of intangible assets related to the Connected Fitness acquisitions completed in the performance period. This measure constitutes a non-GAAP financial measures. See “Appendix A: Reconciliation of Non-GAAP Financial Measures.”

With respect to the 2015 award, the earned shares vest in annual one-third increments in each of February 2017, February 2018 and February 2019.

Performance Based Equity Awards for 2016

In February 2016, management recommended and the Compensation Committee approved a performance based stock option award to Mr. Plank, and performance based restricted stock unit awards to our other executive officers and other members of management. While in recent years primarily all of our executive officers have received performance based restricted stock units, the committee determined that for Mr. Plank it would further incentivize him to drive long-term shareholder value if he were awarded performance based stock options, as the options would only have value to the extent our stock price increased over the grant date value.

For both the performance based stock options and restricted stock units, vesting of the award is tied to achievement by the company of a certain combined adjusted operating income target for 2016 and 2017, with 40% of the maximum amount earned if the threshold performance level is met, 80% earned if the target level is met and 100% earned if a higher stretch performance level is met. Upon achievement of the performance target, the shares or options earned under the award vest in three equal annual installments beginning in February 2018, subject to the executive’s continued employment with the company, as an incentive for the executive to remain with the company. Management and the Compensation Committee believed at the time that the performance targets were set high enough to ensure that the award vests only following meaningful operating income growth. Management and the committee believed that adding performance conditions to the vesting was important to further incentivize our team to increase our profitability and drive long-term stockholder value. Similar to the adjustments made to the performance targets for the 2015 performance based stock option and restricted stock unit awards discussed above, the performance targets for these 2016 awards were adjusted by the Compensation Committee to reflect the May 2016 revision to our financial plan.

The employees receiving this equity award were chosen based primarily on their position and responsibilities with the company, as well as their past performance. The total amount of this equity award to all employees was generally based on the total compensation expense amount related to equity awards as budgeted by management. The amount of the equity award to each employee, including executive officers, was based on a projected value of equity to be delivered over time and was generally tiered based on the employee’s level within the company. The threshold, target and maximum number of options or shares that can be earned by the named executive officers are included in the “Grants of Plan-Based Awards for 2016” table below.

In January 2017, we announced our 2016 financial results and revised our business plan for 2017. Based on the changes in our business plan, we no longer expect any of the 2016 performance based stock options and restricted stock units to vest and be earned. The following table sets forth the total compensation for each of our named executive officers as described in our “2016 Summary Compensation Table”, adjusted for the loss of these 2016 awards (excluding Mr. Dickerson, who did not receive a 2016 award).

Name	Total 2016 Compensation	Loss of 2016 Performance Equity Award (Threshold Amount)*	Adjusted Total 2016 Compensation
Kevin A. Plank	$2,033,575	$(2,000,000)	$33,575
Lawrence Molloy	$6,723,583	$(800,000)	$5,923,583	(1)
Colin Browne	$2,739,232	$(300,000)	$2,439,232	(2)
Michael Lee	$11,313,042	$(800,000)	$10,513,042	(3)
Karl-Heinz Maurath	$3,436,250	$(1,000,000)	$2,436,250

*	In accordance with SEC disclosure requirements, only the grant date fair value, or the threshold amount of the award (or 40% of the total award), is included in the 2016 Summary Compensation Table.
(1)	Mr. Molloy left the company in March 2017, and therefore forfeited time based restricted stock units with a grant date fair value of $4.0 million otherwise included in his 2016 total compensation.
(2)	Includes a time based equity award Mr. Browne received upon joining our company in September 2016 with a grant date fair value of $2.0 million, vesting in equal annual installments over a four year period.
(3)	Includes a time based equity award Mr. Lee received upon his promotion to Chief Digital Officer in May 2016 with a grant date fair value of $10.0 million, vesting in equal annual installments over a five year period.

2017 Retention Equity Awards and Equity Plan Design Changes

Following our determination that the vesting of the 2016 performance based equity awards was not probable, and the vesting of the 2015 performance based equity awards at the 80% target level rather than the 100% stretch level, management and the Compensation Committee considered whether it would be in the best interest of the company and its stockholders to grant additional retention awards to executives. The committee considered a number of factors when evaluating the retention awards, including:

•	the company’s recent financial performance and the importance of the company’s pay-for-performance compensation philosophy,

•	the amount of the 2016 performance based equity awards not expected to vest and the lower vesting level of the 2015 performance based equity awards,

•	risks related to retaining key executives,

•	the value of unvested equity award holdings of individual executives, and

•	the scope of responsibility, leadership and performance of individual executives.

In February 2017, management recommended and the committee approved retention equity awards for certain executives (including but not limited to our named executive officers) in the form of time based restricted stock units, vesting in four equal annual installments. The following table presents the value of the retention awards received by our named executive officers, as compared to the target and stretch values of the 2016 performance based equity awards (Mr. Plank requested that he not be considered for a retention equity award):

Name	2017 Retention Equity Award	Loss of 2016 Performance Equity Award (Target Amount)	Loss of 2016 Performance Equity Award (Stretch Amount)
Kevin A. Plank	$0	$4,000,000	$5,000,000
Lawrence Molloy	$0	$1,600,000	$2,000,000
Colin Browne	$800,000	$600,000	$750,000
Michael Lee	$1,200,000	$1,600,000	$2,000,000
Karl-Heinz Maurath	$1,200,000	$2,000,000	$2,500,000

Although these retention awards are 2017 compensation and are not reflected in the “2016 Summary Compensation Table” below, we believe they relate to, and are an important factor in understanding executive compensation for 2016.

Based on a review of competitive market data and practices, in early 2017 management recommended and the Compensation Committee approved certain changes to the mix of our annual equity awards for our executive officers going forward. Beginning with annual equity awards in 2017, our executives will receive a combination of time based and performance based equity awards.

Time Based Equity Awards

From time to time management recommends and the Compensation Committee approves time based restricted stock unit awards to certain of our executive officers, typically in connection with the officer joining our company or to ensure that the officer’s financial interests are sufficiently aligned with the interests of our stockholders. Both Mr. Molloy and Mr. Browne were granted time based awards upon joining us in 2016. In determining the amount of these awards, management and the committee considered primarily the executive’s position and level of responsibility within our company, as well as the retention and long-term incentive value of the award. Mr. Lee was also granted a time based award upon his appointment to Chief Digital Officer. In determining the amount of Mr. Lee’s award, management and the committee considered his leadership position, the fact that he had not received any prior equity awards since joining the company in early 2015 and the relative importance of equity compensation to executives in the technology and digital sector. Given the size of Mr. Lee’s award, management recommended and the committee agreed that the award should vest in annual installments over a five year period in order to provide the appropriate long-term incentive. These equity awards are included in the “Grants of Plan-Based Awards for 2016” table below.

BENEFITS AND PERQUISITES

We have no defined benefit pension plan or any type of supplemental retirement plan for executives. We have a deferred compensation plan to provide senior management, including executive officers, with a way to save on a tax deferred basis for retirement and other needs. The plan allows for company contributions in certain limited cases. See “Nonqualified Deferred Compensation” for a description of this plan and the balances under the plan for the named executive officers. We did not make any company contributions to the plan in 2016 for any named executive officer.

Executive officers are eligible to participate in our broad-based benefit plans available to employees generally, including a 401(k) plan and Employee Stock Purchase Plan.

We pay the premiums for supplemental long-term disability insurance for our executive officers. The standard benefit offered to all employees provides long-term disability insurance equal to 60% of their salary; however, the benefit is capped at a maximum benefit of $10,000 per month. The cap results in a lower percentage of salary paid for executive officers under the standard benefit. The supplemental policy brings the total long-term disability insurance benefit for the executive officers closer to the 60% of salary level. For the named executive officers, the supplemental policy provides additional monthly disability benefits of approximately $20,000-$30,000. To avoid reducing the expected benefit to the executive officers, we also provide a tax gross-up to them to cover the income taxes incurred as a result of our paying the premiums on these policies. At Mr. Plank’s request, we do not provide a tax gross-up to him.

Other Compensation Practices

Equity Grant Practices

During 2016, equity awards were granted to executive officers at one of our regularly scheduled Compensation Committee meetings. Our practice is to grant stock options with an exercise price equal to the closing market price of our common stock on the grant date. We have not had any program, plan or practice to select stock option grant dates for executive officers in coordination with the release of material non-public information in order to create value for the executive when the stock price increases over the exercise price for the stock option.

Hedging and Pledging

Our Board has adopted, as part of our insider trading policy, prohibitions against any employee or director hedging ownership of Under Armour stock by engaging in short sales or purchasing and selling of derivative securities relating to Under Armour stock. No director or executive officer of the company has any shares pledged as security.

Change in Control Severance Agreements

We have a change in control severance agreement with all of our executives except for our CEO, Mr. Plank. The purpose of the agreement is to ensure that we are able to receive and rely upon the executive’s advice as to the best interest of the company and our stockholders in connection with a change in control without concern that the executive might be distracted, or his or her advice may be affected by the personal uncertainties and risks created by a change in control.

The agreements generally provide severance only following a change in control and only if the executive’s employment is terminated without cause or the executive leaves for good reason within one year after the change in control, generally referred to as a “double trigger.” The agreements do not provide for a tax gross-up.

The primary benefit offered under the agreements is severance in an amount equal to one year’s salary and annual incentive award plus a pro-rata annual incentive award for the year in which the employment ends. The executive must agree to not compete against the company for one year in order to receive these benefits. The agreements have a fixed one-year term with no automatic renewal of the term. In late 2016, the Compensation Committee and the Board reviewed the agreements and a summary prepared by our management on change in control severance benefits offered by other public companies in our line of business, and decided that the agreements were reasonable and should be extended through the end of 2017.

Deductibility of Executive Compensation

Management and the Compensation Committee consider, as appropriate, the effect of limitations on deductibility for federal income tax purposes under Section 162(m) of the Internal Revenue Code of compensation in excess of $1,000,000. The limitation applies to such compensation paid in a given year to our CEO and the three other most highly compensated executive officers (excluding the chief financial officer) named in the summary compensation table provided that the executive officer is employed by us as an executive officer as of the end of that year.

We intend for awards paid by us pursuant to our annual incentive plan to qualify as performance-based compensation that will not be subject to the limitations on tax deductibility under Section 162(m), although our Compensation Committee reserves the discretion to pay an award outside the plan if it determines that it is in the best interest of the company and our shareholders to do so.

The tax deductions related to vesting of performance based restricted stock unit awards also generally qualify as performance-based compensation and thus are not subject to these limitations on tax deductibility. However, with respect to the 2015 performance based restricted stock unit awards, due to the reductions to the adjusted operating income targets described above, these awards are subject to the limitations on tax deductibility. In reviewing the changes to these awards, our Compensation Committee considered this impact on deductibility and determined it was in the best interest of the company to adjust the performance criteria. We expect the impact of this lost tax deduction to be fairly limited. However, given that the compensation expense for the 2015 performance based awards is recognized with the vesting of the awards in 2017 through 2019, we do not yet have visibility as to who will be named in the summary compensation table and thus subject to the limitation of deductibility for those years. Mr. Plank, our CEO, received performance based stock options and the tax deduction related to the exercise of stock options is not subject to the limitations on tax deductibility.

In addition, although we are able to record compensation expense for federal income tax purposes for other time based restricted stock awards in the year when the restricted stock award vests, the expense related to these outstanding restricted stock awards will be subject to these limitations on tax deductibility if the executive is subject to these limitations in the year of vesting.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with Under Armour’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Proxy Statement and be incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC.

Harvey L. Sanders, Chairman

George W. Bodenheimer

Anthony W. Deering

2016 Summary Compensation Table

The following table sets forth information concerning compensation paid or accrued in the applicable years to our Chief Executive Officer, our Chief Financial Officer and the other three most highly compensated executive officers in 2016. Certain salary and annual incentive plan compensation amounts may be deferred under our deferred compensation plan as discussed under “Nonqualified Deferred Compensation for 2016” below.

As discussed above, we do not currently expect the performance based equity awards granted in 2016 (and discussed in Note (1) to the table below) to vest. Please refer to the table presented above under “—Equity Awards—Performance Based Equity Awards for 2016” for each named executive officer’s total 2016 compensation without these awards included.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Kevin A. Plank Chairman of the Board and Chief Executive Officer	2016 2015 2014	26,000 26,000 26,000	0 0 0	0 0 1,600,000	2,000,000 2,000,000 0	0 400,000 1,921,500	7,575 8,209 8,690	2,033,575 2,434,209 3,556,190
Lawrence Molloy (5) Chief Financial Officer	2016	633,462	250,000	5,800,000	0	0	40,121	6,723,583
Colin Browne (6) President of Global Sourcing	2016	169,231	200,000	2,300,000	0	35,000	35,001	2,739,232
Michael Lee (7) Chief Digital Officer	2016	434,423	0	10,800,000	0	59,750	18,869	11,313,042
Karl-Heinz Maurath (8) Chief Revenue Officer	2016 2015 2014	475,000 475,000 450,000	500,000 0 0	1,000,000 400,000 400,000	0 0 0	71,250 350,300 360,450	1,390,000 1,600,000 2,303,928	3,436,250 2,825,300 3,514,378
Brad Dickerson (9)	2016	103,846	0	0	0	0	5,645	109,491
Former Chief Operating Officer and Chief Financial Officer	2015 2014	675,000 575,000	0 0	0 600,000	800,000 0	50,000 315,675	28,487 24,102	1,553,487 1,514,777

(1)	Reflects the grant date fair value of all restricted stock unit awards, performance-based restricted stock unit awards and performance-based stock options with respect to fiscal years 2014, 2015 and 2016 in accordance with SEC disclosure rules. As of the grant date of each award with performance conditions, we determined that achievement of the “threshold” performance condition was deemed probable during the periods the awards were granted, and accordingly only the threshold level value, or 40% of the highest or “stretch” level value is included in the table above.

Below are the fair values of the 2014, 2015 and 2016 performance based awards at grant date assuming achievement at the highest level or “stretch” level of performance conditions for these awards.

Name	2014 ($)	2015 ($)	2016 ($)
Kevin A. Plank	4,000,000	5,000,000	5,000,000
Lawrence Molloy			2,000,000
Colin Browne			750,000
Michael Lee			2,000,000
Karl-Heinz Maurath	1,000,000	1,000,000	2,500,000
Brad Dickerson	1,500,000	2,000,000	0

We ultimately achieved the “stretch” level of performance for the 2014 awards. With respect to the 2015 awards, we ultimately achieved the “target” level of performance, resulting in 80% of the highest or “stretch” level value being earned.

The performance period for the 2016 awards continues through the end of 2017. However, in the fourth quarter of 2016, we determined that the achievement of the threshold performance condition for these awards was not probable. As discussed above under “—Equity Awards—Performance Based Equity Awards for 2016”, we do not currently expect any of the 2016 performance awards to vest.

(2)	The equity grants included in this table are further described under “Compensation Discussion and Analysis” above or in the “Grants of Plan-Based Awards for 2016” or “Outstanding Equity Awards at 2016 Fiscal Year-End” tables below. We have disclosed the assumptions made in the valuation of the stock and option awards in “Stock-Based Compensation” under Note 11 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.
(3)	Reflects the amounts earned under our annual cash incentive plan for the applicable year. For discussion of the 2016 plan, see “Compensation Discussion and Analysis” above.
(4)	All Other Compensation for 2016 includes the following items:

Name	Insurance Premiums ($)(a)	Matching Contributions Under 401(k) Plan ($)	Other ($)(b)	Tax Reimbursements ($)(c)
Kevin A. Plank	6,535	1,040	0	0
Lawrence Molloy	4,298	10,600	16,454	8,769
Colin Browne	0	0	18,008	16,993
Michael Lee	8,444	0	0	10,425
Karl-Heinz Maurath	0	0	100,000	1,290,000
Brad Dickerson	754	4,154	0	737

(a)	The insurance premiums are for supplemental disability insurance for the named executive officers. This insurance provides approximately $20,000 to $30,000 per month, depending on the executive, in disability insurance until normal retirement age and supplements the disability insurance offered to employees generally, which provides a maximum of $10,000 per month.
(b)	For Mr. Molloy and Mr. Browne, the other compensation represents amounts for relocation costs. For Mr. Maurath, the other compensation includes a monthly allowance of $8,333 in 2016 intended primarily to cover living expenses in Panama, health insurance and a pension fund for him.
(c)	The tax reimbursements include a gross-up amount to cover taxes on disability insurance premiums reflected in the table for Messrs. Molloy, Browne, Lee and Dickerson. We do not provide a tax gross-up to Mr. Plank at his request. In addition, Mr. Molloy and Mr. Browne’s tax reimbursements include a gross-up amount to cover taxes on a portion of their relocation costs. Prior to 2017, Mr. Maurath primarily provided services from our international management office in Panama. We agreed to provide a reimbursement to Mr. Maurath for U.S. income tax liabilities he incurred as a result of time we required him to spend working in the United States. This reimbursement totaled $1,290,000 paid in 2016 for tax year 2016.
(5)	Mr. Molloy joined our company in January 2016. His annual salary level for 2016 was $675,000 and he was granted an equity award vesting in five equal annual installments beginning in February 2017, with a grant date fair value of $5,000,000 (in addition to the performance based award described in Note (1) to the table). Mr. Molloy left our company in March 2017 and as a result the four remaining installments of this equity award were forfeited. Mr. Molloy also received a $250,000 signing bonus, which is included in the “Bonus” column.
(6)	Mr. Browne joined our company in September 2016. His annual salary level for 2016 was $550,000 and he was granted an equity award with time based vesting with a grant date fair value of $2,000,000 (in addition to the performance based award described in Note (1) to the table) vesting in four equal annual installments. Mr. Browne also received a $200,000 signing bonus, which is included in the “Bonus” column
(7)	Since Mr. Lee first became a named executive officer in 2016, we are only required to provide his 2016 compensation. Upon his promotion to Chief Digital Officer in May 2016, his base salary was increased from $325,000 to $500,000. In addition, he was granted an equity award with time based vesting with a grant date fair value of $10,000,000 (in addition to the performance based award described in Note (1) to the table) vesting in five equal annual installments.

(8)	In the fourth quarter of 2016, Mr. Maurath was paid a one-time transition payment of $500,000 in connection with his transition from our offices in Panama to our global headquarters in Baltimore, Maryland, which is included in the “Bonus” column. Pursuant to the terms of this arrangement, if Mr. Maurath resigns or is terminated for cause prior to the second anniversary of the effective date of his relocation, he will be required to reimburse the Company pro-rata based on the number of days worked during such time period.
(9)	Mr. Dickerson left the company in February 2016.

Grants of Plan-Based Awards for 2016

The following table contains information concerning: (1) possible payments to the named executive officers under our 2016 annual cash incentive plan approved by the Compensation Committee in 2016; and (2) estimated equity award payouts to the named executive officers in 2016 under our Second Amended and Restated 2005 Omnibus Long-Term Incentive Plan, as amended (the “2005 Plan”).

Given his resignation from the company in February 2016, Mr. Dickerson was not granted any plan-based awards for 2016 and is therefore excluded from the table below.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(3)				All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Exercise or Base Price of Option Award ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Target ($)	Maximum ($)	Title of Underlying Security(2)	Threshold (#)	Target (#)	Maximum (#)
Kevin A. Plank		2,000,000	4,000,000
	2/9/16			Class A	66,823	133,646	167,057		36.43	2,000,000
	2/9/16			Class C	67,297	134,594	168,242		35.67	(7)
Lawrence Molloy		475,097	905,193
	2/9/16			Class A				69,109		5,000,000
	2/9/16			Class C				69,599		(7)
	2/9/16			Class A	11,058	22,115	27,644			800,000
	2/9/16			Class C	11,136	22,272	27,840			(7)
Colin Browne		126,923	253,847
	11/1/16			Class C				78,401		2,000,000
				Class C	11,671	23,521	29,401			300,000
Michael Lee		325,817	651,635
	8/2/16			Class C				290,783		10,000,000
	8/2/16			Class C	23,263	46,526	58,157			800,000
Karl-Heinz Maurath		356,250	712,500
	2/9/16			Class A	13,822	27,644	34,555			1,000,000
	2/9/16			Class C	13,920	27,840	34,800			(7)

(1)	As more fully described in “Compensation Discussion and Analysis” above, executives were eligible for a possible cash award for 2016 pursuant to our annual cash incentive plan based primarily on corporate performance. The target and maximum amounts in the table reflect the possible incentive awards based on corporate performance. The 2016 award did not provide for any threshold award amount. The target incentive award for Mr. Plank was $2.0 million and the target incentive award for the other named executive officers was 75% of base salary paid during the year. The maximum award for Mr. Plank was $4.0 million and the maximum incentive award for the other named executive officers was 150% of base salary paid during the year.
(2)

Equity awards granted in February 2016 were for shares of our Class A Stock. In April 2016, in connection with a recapitalization we paid a dividend to shareholders of record of one share of our Class C Stock for each share of Class A Stock and Class B Stock outstanding (the “Class C Dividend”) and any equity awards granted thereafter were for shares of our Class C Stock. In accordance with the terms of the 2005 Plan, awards outstanding under the Plan for shares of our Class A Stock in April 2016 were adjusted on a one-for-one basis to provide for the issuance of an equal number of shares of our Class C Stock. Following this adjustment, in June 2016 we paid a dividend to holders of our Class C Stock in the form of additional shares of Class C Stock (the “Adjustment Payment Dividend”). Pursuant to the 2005 Plan, awards outstanding under the Plan for shares of our Class C Stock were adjusted in accordance with the distribution ratio for the dividend. Accordingly the equity awards granted in February 2016 included in the table above, which were originally for shares of Class A Stock, reflect these adjustments.
(3)	These performance based restricted stock unit and performance based stock option awards vest based on our company achieving a certain combined adjusted operating income for 2016 and 2017. There are three performance levels for these awards—40% of the maximum amount earned if the threshold performance level is met, 80% earned if the target is met and 100% earned if a higher stretch performance level is met. Upon achievement of the performance target and subject to continued employment, the award amount earned vests in three equal annual installments beginning in February 2018. If the threshold level is not achieved, the awards will be forfeited. All of the shares and options vest sooner upon death or disability or upon an involuntary termination of employment following a change in control of Under Armour. Dividend equivalents are not paid on performance based restricted stock units or stock options. With respect to the number of shares reflected in the table, Mr. Plank was granted performance based stock options, and the other named executive officers presented were granted performance based restricted stock unit awards. As discussed above under “—Equity Awards—Performance Based Equity Awards for 2016”, we do not currently expect any of these awards to vest.
(4)	The restricted stock unit award to Mr. Molloy vests in five equal annual installments beginning in February 2017. Mr. Molloy’s left the company in March 2017 and as a result the four remaining installments of this equity award were forfeited. The restricted stock unit award to Mr. Browne vests in four equal annual installments beginning in November 2017. The restricted stock unit award to Mr. Lee vests in five equal annual installments beginning in August 2017.
(5)	The option exercise prices reflected in the table above have been adjusted to reflect the Class C Dividend and the Adjustment Payment Dividend described in Note (2) to this table.
(6)	See Note (1) to the “2016 Summary Compensation Table” above for further information on the value and other terms of the performance based restricted stock units and performance based stock options granted in 2016.
(7)	As discussed in Note (2) to this table, this award was initially granted in February 2016 for Class A Stock and was later adjusted to provide for the issuance of Class C Stock. The grant date fair value shown in this table is the grant date fair value of the award when originally issued in February 2016.

Employment Agreement

None of Messrs. Plank, Molloy, Browne or Dickerson had employment agreements as we generally do not have employment agreements with our executives. The terms of our employment agreements with Messrs. Maurath and Lee are summarized below.

Mr. Maurath

The company entered into an employment agreement (as required by local law) with Karl-Heinz Maurath in September 2012, with no set term, to serve as President of International. Mr. Maurath was promoted to Chief Revenue Officer in November 2015. The company could terminate the agreement upon two months’ prior notice or immediately for cause as defined in the agreement. The agreement provided that Mr. Maurath’s starting base salary would be $400,000. Pursuant to the agreement, Mr. Maurath’s base salary was subject to merit increases subject to the discretion of the Compensation Committee, and he participated in our annual incentive compensation plan. Mr. Maurath’s agreement further provided for certain equity awards, all of which have vested. He also received an annual net living allowance of up to $100,000 intended primarily to cover living expenses in Panama, health insurance and a pension fund for him, and participated in other standard benefit programs offered to executives of the company. The agreement also provided for an annual long-term incentive award at a level at least consistent with annual awards for Executive Vice Presidents at the company.

The agreement further provided that he will receive certain severance payments and benefits upon a termination of employment. These payments and benefits are described under “Potential Payments Upon Termination of Employment or Change in Control” below. Under the agreement, he was subject to obligations regarding confidentiality of company information, protection of the company’s intellectual property and non-solicitation.

Because Mr. Maurath’s employment agreement was entered into in order to satisfy local law requirements in our Panama office, in connection with Mr. Maurath’s transition to our global headquarters in Baltimore Maryland in early 2017, Mr. Maurath’s employment agreement was terminated. Similar to our other U.S.-based executives, we do not expect to have an employment agreement with Mr. Maurath going forward.

Mr. Lee

In connection with our acquisition of MyFitnessPal in March 2015, the company entered into an employment agreement with Michael Lee in March 2015, with a three year term ending on December 31, 2018, to serve as Senior Vice President, North America Digital and Connected Fitness. Mr. Lee’s employment during the three year term and any time period after is on an at-will basis. Mr. Lee was promoted to Chief Digital Officer in July 2016 and became an executive officer at that time. The agreement provided that Mr. Lee’s starting base salary would be $250,000. Pursuant to the agreement, Mr. Lee’s base salary is subject to merit increases, subject to the discretion of the Compensation Committee, and he participates in our annual incentive compensation plan and is eligible to receive equity awards.

The agreement further provides that if Mr. Lee’s employment is terminated under certain circumstances during the term of the agreement, he will receive certain severance payments and benefits. These payments and benefits are described under “Potential Payments Upon Termination of Employment or Change in Control” below. In connection with entering into his employment agreement, Mr. Lee also entered into an employee confidential information and invention assignment agreement.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table contains information concerning unexercised stock options and restricted stock units that were not vested for the named executive officers as of December 31, 2016. Mr. Dickerson held no outstanding equity awards as of December 31, 2016 and is therefore excluded from the table.

The awards included in the table reflect adjustment, as applicable, for the Class C Dividend and the Adjustment Payment Dividend described in Note (2) to the “Grant of Plan-Based Awards for 2016” table above.

	Option Awards						Stock Awards
Name	Title of Underlying Security	Number of securities underlying unexercised options exercisable (#)(1)	Number of securities underlying unexercised options unexercisable (#)(1)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)(2)	Option exercise price ($)	Option expiration date	Title of Underlying Security	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(9)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(10)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(9)
Kevin A. Plank	Class A	0	0	167,057	36.43	2/6/26	Class A	26,840(3)	779,702	0	0
	Class C	0	0	168,242	35.67	2/6/26	Class C	27,030(3)	680,345
	Class A	0	110,621	0	36.71	2/14/25	Class A	49,686(4)	1,443,378
	Class C	0	111,404	0	35.94	2/14/25	Class C	50,038(4)	1,259,456

Lawrence Molloy		0	0	0			Class A	69,109(5)	2,007,616	27,644	803,058
							Class C	69,599(5)	1,751,807	27,840	700,733

Colin Browne		0	0	0			Class C	78,401(6)	1,973,353	29,401	740,023

Michael Lee		0	0	0			Class C	290,783(7)	7,319,008	58,157	1,463,812

Karl-Heinz Maurath		0	0	0			Class A	13,418(3)	389,793	34,555	1,003,823
							Class C	13,513(3)	340,122	34,800	875,916
							Class A	12,422(4)	360,859
							Class C	12,510(4)	314,877
							Class A	10,974(8)	318,794
							Class C	11,052(8)	278,179

(1)	These performance based stock option awards granted in 2015 were earned at the target level based on our company achieving a certain combined adjusted operating income for 2015 and 2016 and, subject to continued employment, the options become exercisable in three equal annual installments beginning in February 2017. All of the options become exercisable sooner upon death or disability or, in certain circumstances, upon termination of employment following a change in control of Under Armour.
(2)	See footnote (3) to the “Grants of Plan-Based Awards for 2016” table above for the performance based vesting terms of these options granted in 2016. The number of options shown is the maximum number of options that could vest under the award. As discussed above under “—Equity Awards—Performance Based Equity Awards for 2016”, we do not currently expect any of these options to vest.
(3)	These shares vested in February 2017.
(4)	These performance based restricted stock unit awards granted in 2014 were earned at the stretch level based on our company achieving a certain combined operating income for 2014 and 2015 and subject to continued employment, the award vests in two remaining installments in February 2017 and February 2018. All of the shares vest sooner upon death or disability or, in certain circumstances, upon termination of employment following a change in control of Under Armour.
(5)	With respect to Mr. Molloy’s restricted stock units, 13,822 shares of our Class A Stock and 13,920 shares of our Class C Stock vested in February 2017. The remaining restricted stock units were forfeited upon Mr. Molloy’s resignation in March 2017.
(6)	These shares will vest in four equal annual installments beginning in November 2017.
(7)	These shares will vest in five equal annual installments beginning in August 2017.

(8)	These performance based restricted stock unit awards granted in 2015 were earned at the target level based on our company achieving a certain combined adjusted operating income for 2015 and 2016 and, subject to continued employment, the award vests in three equal annual installments beginning in February 2017. All of the shares will vest sooner upon death or disability or, in certain circumstances, upon termination of employment following a change in control of Under Armour.
(9)	Based on the closing prices of our Class A Stock and Class C Stock on December 31, 2016, which were $29.05 and $25.17, respectively.
(10)	See Note (3) to the “Grants of Plan-Based Awards for 2016” table above for the performance based vesting terms of these restricted stock units granted in 2016. The number of restricted stock units shown is the maximum number of shares that could vest under the award. As discussed above under “—Equity Awards—Performance Based Equity Awards for 2016”, we do not currently expect any of these restricted stock units to vest.

Option Exercises and Stock Vested in 2016

The table below sets forth information concerning the exercise of stock options and vesting of restricted stock for each named executive officer during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(4)
Kevin A. Plank	0	0	111,682(1)	8,520,220
Lawrence Molloy	0	0	0	0
Colin Browne	0	0	0	0
Michael Lee	0	0	0	0
Karl-Heinz Maurath	0	0	59,667(3)	4,189,157
Brad Dickerson	186,000(1)	13,942,092	52,736(1)	4,023,229

(1)	Represents number of shares of Class A Stock exercised or vested in February 2016 prior to the Class C Dividend.
(2)	Value realized represents market value at exercise less the exercise price.
(3)	Includes 49,632 shares of Class A Stock vested in February 2016 prior to the Class C Dividend, and 5,000 shares of Class A Stock and 5,035 shares of Class C Stock vested in August 2016 following the Class C Dividend and Adjustment Dividend.
(4)	Value realized is calculated by multiplying the number of shares vested by the closing price of our stock on the date of vesting.

Nonqualified Deferred Compensation for 2016

The table below sets forth information concerning our deferred compensation plan for each named executive officer during 2016.

Name	Executive Contributions in 2016 ($)	Registrant Contributions in 2016 ($)	Aggregate Earnings in 2016 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2016 ($)
Kevin A. Plank	0	0	110,300	0	1,541,565
Lawrence Molloy	0	0	0	0	0
Colin Browne	0	0	0	0	0
Michael Lee	0	0	0	0	0
Karl-Heinz Maurath	0	0	0	0	0
Brad Dickerson	0	0	8,617	(128,400)	0

The Compensation Committee administers the plan. The plan allows a select group of management or highly compensated employees as approved by the committee to make annual base salary and annual incentive award deferrals.

Participating employees may elect to defer from 10% to 75% of their annual base salary and 10% to 90% of their annual incentive award. They generally must make salary deferral elections for a given year by December 31st of the prior year, and incentive award deferral elections for a given year by June 30th of the year for which incentive awards are earned. For example, to defer any 2016 incentive award that might be payable in early 2017, employees must have made an election by June 30, 2016. Deferral elections cannot be changed or revoked except in very limited hardship circumstances as permitted under applicable law. Employees immediately vest in all amounts credited to their accounts.

The plan includes a “make whole” feature for employees who, due to participation in the plan, receive a reduction in the matching contribution under our 401(k) plan. A reduction occurs under the 401(k) plan because of the rule that prohibits the 401(k) plan from recognizing deferrals to a non-qualified plan, such as our deferred compensation plan, in the 401(k) plan’s definition of compensation for matching contribution purposes. Under this plan feature, any amount that, because of these rules, cannot be contributed as a matching contribution to the 401(k) plan will be contributed instead to the deferred compensation plan for those participants employed on the last day of the year. We make no other contributions to the plan.

We credit the deferred compensation accounts with earnings or losses based on the performance of one or more money market or mutual funds selected by the employee from several investment options offered under the plan. Employees may change their investment elections daily. We contribute to a grantor trust in order to provide us with a source of funds for the benefits payable to participants under the plan. The assets in the trust are available to provide benefits under the plan unless Under Armour is bankrupt or insolvent.

The timing of distributions is based on elections made by the employees at the time of the initial deferral election. Employees can generally elect to receive a distribution from the plan at least three years after the year in which the deferral amount is actually deferred. Employees may elect to postpone the distribution date for a minimum of five years if they do so at least one year before the previously specified date. Employees may also elect to receive a distribution upon retirement in a lump sum or in annual installments over a period of two to ten years, as elected at the time of deferral. If an employee becomes disabled, we pay distributions in a lump sum or in annual installments over a period of two to ten years, as selected by the employee at the time of deferral. If an employee leaves the company, we pay distributions in a lump sum six months following termination of employment. If an employee dies, we pay distributions in a lump sum to the employee’s beneficiary. Employees may not otherwise withdraw amounts from the plan except in the case of an unforeseeable financial emergency as defined in the plan.

Retirement Plans

We have no defined benefit pension plans or supplemental retirement plans for executives.

Potential Payments Upon Termination of Employment or Change in Control

The table provides an estimate of the payments and benefits that would be paid to our named executive officers in connection with any termination of employment or upon a change in control of Under Armour. The payments are quantified assuming the termination of employment or change in control occurred on December 31, 2016. Mr. Dickerson resigned from the company in February 2016 and is therefore excluded from the table below.

The definitions of “change in control,” “cause” and “good reason” and descriptions of the payments and benefits appear after the table. This table does not include amounts deferred under our deferred compensation plan. For a description of the distributions made under this plan upon termination of employment, see “Nonqualified Deferred Compensation for 2016” above.

Name	Cash Severance ($)	Benefits ($)	Acceleration of Vesting of Equity Awards ($)	Total ($)
Kevin A. Plank
• Change in Control			1,460,047	1,460,047
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control			2,702,835	2,702,835
• Disability			4,162,882	4,162,882
• Death			4,162,882	4,162,882

Lawrence Molloy
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	1,656,347	10,908	4,962,450	6,629,705
• Termination of employment for any other reason in connection with a Change in Control	475,097			475,097
• Termination of employment for any reason with Under Armour enforcing a non-compete	405,000			405,000
• Disability			5,263,214	5,263,214
• Death			5,263,214	5,263,214

Colin Browne
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	1,089,423	33,380	2,565,377	3,688,180
• Termination of employment for any other reason in connection with a Change in Control	126,923			126,923
• Termination of employment for any reason with Under Armour enforcing a non-compete	330,000			330,000
• Disability			2,713,376	2,713,376
• Death			2,713,376	2,713,376

Michael Lee
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	1,200,817	15,586	8,490,068	9,706,471
• Termination of employment for any other reason in connection with a Change in Control	325,817			325,817
• Termination of employment without Cause or by Executive for Good Reason	1,325,817	15,586		1,341,403
• Disability			8,782,820	8,782,820
• Death			8,782,820	8,782,820

Karl-Heinz Maurath
• Change in Control			729,915	729,915
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	1,187,500	5,914	2,657,110	3,850,524
• Termination of employment for any other reason in connection with a Change in Control	356,250			356,250
• Termination of employment without Cause	831,250			831,250
• Disability			3,882,363	3,882,363
• Death			3,882,363	3,882,363

Definitions

In the change in control severance agreements and for the equity awards, the term “change in control” is generally defined as:

•	any person or entity becomes the beneficial owner, directly or indirectly, of securities of Under Armour representing 50% or more of the total voting power represented by Under Armour’s then-outstanding voting securities, except for acquisitions by an Under Armour employee benefit plan or by Kevin A. Plank or his immediate family members;

•	a change in the composition of our Board occurring within a two-year period, as a result of which fewer than a majority of the directors are incumbent directors;

•	the consummation of a merger or consolidation of Under Armour with any other corporation, other than a merger or consolidation where our stockholders continue to have at least 50% of the total voting power in substantially the same proportion as prior to such merger or consolidation or where our directors continue to represent at least 50% of the directors of the surviving entity; or

•	the consummation of the sale or disposition by us of all or substantially all of our assets.

In the change in control severance agreements and for the equity awards, the term “cause” is generally defined as:

•	material misconduct or neglect in the performance of duties;

•	any felony, an offense punishable by imprisonment, any offense involving material dishonesty, fraud, moral turpitude or immoral conduct, or any crime of sufficient importance to potentially discredit or adversely affect our ability to conduct our business;

•	material breach of our code of conduct;

•	any act that results in severe harm to us, excluding any act in good faith reasonably believed to be in our best interests; or

•	material breach of the agreement and the related confidentiality, non-competition and non-solicitation agreement.

In the change in control severance agreements and for the equity awards, the term “good reason” is generally defined as:

•	a diminishment in the scope of duties or responsibilities;

•	a reduction in base salary, bonus opportunity or a material reduction in the aggregate benefits or perquisites;

•	relocation more than 50 miles from the executive’s primary place of business, or a significant increase in required travel;

•	a failure by any successor to Under Armour to assume the change in control severance agreement; or

•	a material breach by us of any of the terms of the change in control severance agreement.

Benefits and Payments

Upon a Change in Control

For awards granted prior to 2014, restricted stock units and performance based restricted stock units vest upon a change in control. The amounts reflect the value of such restricted stock units and performance based restricted stock units on December 31, 2016. See “Outstanding Equity Awards at 2016 Fiscal Year-End” table for the equity awards that vest upon a change in control.

For awards granted beginning in 2014, all restricted stock units, performance based restricted stock units and performance based stock options require a double trigger for vesting in connection with a change of control. Double-trigger vesting requires both a change of control and a termination of the award holder’s employment without Cause or resignation by the executive for Good Reason in connection with that change of control for the vesting of unvested equity awards to accelerate. For any performance based restricted stock unit or performance based stock option awards for which the performance period is not complete, the number of shares or options at the target level of performance would be accelerated.

Upon termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control

Under the change in control severance agreements, if the executive’s employment is terminated without Cause or by the executive for Good Reason in connection with a change in control, the executive would receive:

•	accrued but unpaid salary and vacation pay (no amounts assumed because salary is paid every two weeks and unused vacation days do not carry over from year to year, making payments unlikely or insignificant);

•	a pro-rata bonus for the year in which the change in control occurs at the higher of the average bonus paid in the two years prior to termination of employment or the target bonus for the year of such termination of employment;

•	a lump sum payment equal to the sum of (1) the annual base salary of the executive at the highest rate in effect during the twelve month period following the change in control and (2) the higher of the average bonus paid in the two years prior to termination of employment or the target bonus for the year of such termination of employment; and

•	for a period of up to one year after the date of termination, continuation of certain medical, life insurance and other welfare benefits unless the executive becomes eligible for another employer’s benefits that are substantially similar.

As a condition to the receipt of the lump sum payment and the continuation of benefits described above, the executive will be required to sign or reconfirm a confidentiality agreement and a one-year non-competition and non-solicitation agreement and execute a general release of claims against Under Armour and its affiliates.

Upon termination of employment for any other reason in connection with a Change in Control

Under the change in control severance agreements, if the executive’s employment is terminated for any other reason, the executive is entitled to:

•	accrued but unpaid salary and vacation pay (no amounts assumed because salary is paid every two weeks and unused vacation days do not carry over from year to year, making payments unlikely or insignificant); and

•	a pro-rata bonus for the year in which the change in control occurs (assumed in this case to be the target bonus).

Termination of employment without Cause

In the event the company terminates Mr. Maurath’s employment without Cause he would receive his salary for one year and a pro-rata bonus for the year he was terminated (assumed in this case to be the target bonus).

Termination of employment without Cause or by Executive for Good Reason

In the event the company terminated Mr. Lee’s employment without cause or he resigned for good reason on December 31, 2016, he would receive two times his base salary and a pro-rata bonus for the year he was terminated (assumed in this case to be the target bonus). Under the terms of Mr. Lee’s employment agreement, in addition to the items described under the definition of “Cause” above, the term is further defined to include a material breach of any material provision of Mr. Lee’s employment agreement or any other agreement to which he is a party with us, his willful failure to perform his duties under his employment agreement, his willful failure to follow a lawful directive of our Board of Directors and his material failure to comply with our material written policies or rules.

Termination of employment for any reason with Under Armour enforcing a non-compete

Executives generally may not compete for one year after termination of employment for any reason if we continue to pay 60% of their salary during this period. Mr. Maurath is not subject to this agreement due to limitations under local law. Mr. Lee is also not subject to this agreement due to limitations under state law.

Disability

All restricted stock units, performance based restricted stock units and stock options vest upon the executive’s disability.

The named executive officers are covered by a supplemental long-term disability insurance policy that provides an additional benefit beyond the standard benefit offered to employees generally (standard benefit is up to $10,000 monthly). If executives had become disabled, they would have received monthly supplemental disability insurance payments of $20,000 until age 65 (or $19,453 in the case of Mr. Lee). Mr. Maurath is covered by a separate disability insurance policy that pays monthly disability insurance payments of $30,000 until age 65. Monthly disability payments are not included in the above table because they are paid under a disability insurance policy and not by us. In addition, under his employment agreement, if Mr. Maurath becomes disabled he continues to receive his salary for one year.

Death

All restricted stock units, performance based restricted stock units and stock options vest upon the executive’s death.

ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION

(PROPOSAL 2)

We provide stockholders with the opportunity to cast an annual advisory vote on executive compensation (commonly referred to as a “say on pay” proposal). This vote is on whether to approve the compensation of the named executive officers as disclosed in the “Executive Compensation” section of this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and the related narrative.

At our 2016 Annual Meeting of Stockholders, 99% of the votes cast on the “say on pay” proposal voted in favor of our executive compensation. The Compensation Committee believes the results of the 2016 “say on pay” vote demonstrated that stockholders generally agreed with our compensation program and policies and the compensation of our named executive officers.

While this advisory vote to approve executive compensation is non-binding, the Board and the Compensation Committee will review the voting results and seek to determine the cause or causes of any significant negative voting result. Voting results provide little detail by themselves, and we may consult directly with stockholders to better understand issues and concerns not previously presented. The Board and management understand that it is useful and appropriate to seek the views of stockholders when considering the design and implementation of executive compensation programs.

The Board of Directors asks you to consider the following statement: Do you approve our executive compensation as described in the “Executive Compensation” section of this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures?

The approval of our executive compensation as described in the “Executive Compensation” section of this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures, requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” the approval of our executive compensation.

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON OUR EXECUTIVE COMPENSATION

(PROPOSAL 3)

As described in Proposal No. 2 above, the Company’s stockholders are being provided the opportunity to cast an advisory vote on our executive compensation program. The advisory vote on our executive compensation described in Proposal No. 2 above is referred to as a “say on pay vote.”

Section 14A of the Securities Exchange Act requires all publicly-traded companies to provide stockholders the opportunity to cast an advisory, non-binding vote on how often we should include a say on pay vote in our proxy materials for future annual shareholder meetings (or special shareholder meeting for which the company must include executive compensation information in the proxy statement for that meeting). Under this Proposal No. 3, stockholders may vote to have the say on pay vote every one year, every two years or every three years or abstain from voting.

We believe that say on pay votes should be conducted every year so that stockholders may annually express their views on our executive compensation program. The Compensation Committee, which administers our executive compensation program, values the opinions expressed by stockholders in these votes and will consider the outcome of these votes in making its decisions on our executive compensation.

The Board of Directors recommends that you vote to hold say on pay votes every ONE YEAR.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information concerning our equity compensation plans that authorize the issuance of shares of Class A and Class C Stock. The information is provided as of December 31, 2016:

Plan Category	Class of Common Stock	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	Class A	5,385,553	4.92	9,930,954
Equity compensation plans approved by security holders	Class C	6,546,531	4.71	23,703,858
Equity compensation plans not approved by security holders	Class A	2,103,365	4.66	—
Equity compensation plans not approved by security holders	Class C	2,418,503	4.59	—

The number of securities to be issued upon exercise of outstanding options, warrants and rights issued under equity compensation plans approved by security holders includes 3,342,309 million Class A and 4,966,677 million Class C restricted stock units and deferred stock units issued to employees, non-employees and directors of Under Armour; these restricted stock units and deferred stock units are not included in the weighted average exercise price calculation above.

The number of securities remaining available for future issuance as of December 31, 2016 includes 7,235,625 million shares of our Class A Stock and 21,962,642 million shares of our Class C Stock under our Second Amended and Restated 2005 Omnibus Long-Term Incentive Plan (“2005 Stock Plan”) and 2,695,329 million shares of our Class A Stock and 1,741,216 million shares of our Class C Stock under our Employee Stock Purchase Plan. In addition to securities issued upon the exercise of stock options, warrants and rights, the 2005 Stock Plan authorizes the issuance of restricted and unrestricted shares of our Class A and Class C Stock and other equity awards. Refer to Note 11 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year-ended December 31, 2016 (our 2016 10-K).

The number of securities issued upon exercise of outstanding options, warrants and rights issued under equity compensation plans not approved by security holders includes 1,920,000 million Class A and 1,933,628 million Class C fully vested and non-forfeitable warrants granted in 2006 to NFL Properties LLC as partial consideration for footwear promotional rights, and 183,365 thousand shares of our Class A Stock and 484,875 thousand shares of our Class C Stock to be issued in connection with the delivery of shares pursuant to deferred stock units granted to certain of our marketing partners. These deferred stock units are not included in the weighted average exercise price calculation above. See Note 11 to the Consolidated Financial Statements included in our 2016 10-K for a further discussion of the warrants. The deferred stock units are issued to certain of our marketing partners in connection with their entering into endorsement and other marketing services agreements with us. The terms of each agreement set forth the number of deferred stock units to be granted and the delivery dates for the shares, which range from a 1 to 10 year period, depending on the contract. The deferred stock units are non-forfeitable.

TRANSACTIONS WITH RELATED PERSONS

Kevin Plank, our Chairman and CEO, has personally invested in certain commercial revitalization efforts in Baltimore, Maryland, where our corporate headquarters is located. As a result, from time to time we have entered into related party transactions with him that were in the company’s interest.

Under Armour Corporate Offices

In 2014 we entered into a lease agreement with an entity controlled by Mr. Plank to lease office space in a building located near our corporate headquarters in Baltimore, Maryland. The lease had a 10 year term beginning in 2016. In 2016, our total lease payments to Mr. Plank’s company were approximately $0.7 million. Following a third party appraisal, we determined the lease payments were at or below fair market lease rates. We also determined that the location of the property as well as other favorable terms of the lease, such as renewal options and the right to occupy certain additional space without increased lease payments, provided us with overall terms that were both fair and reasonable to us and provided flexibility otherwise unavailable at alternative locations. This lease was terminated without penalty upon our acquisition of the underlying property as described below.

Following the entry into this lease agreement, we determined that we would realize greater benefits by acquiring the parcel that includes the office building as well as surrounding parcels in order to further expand our corporate headquarters to accommodate our growth needs. The location and size of the undeveloped parcels in close proximity to our current corporate headquarters provided us with a unique opportunity to develop a global headquarters suited to our needs and corporate culture. We engaged an independent third-party to appraise the fair market value of the parcels. In addition, the Audit Committee engaged its own independent appraisal firm to assess the parcels. In June 2016 we entered into a Purchase Agreement with entities controlled by Mr. Plank to acquire these parcels for a purchase price of $70.3 million. We determined that the purchase price for these parcels represented the fair market value of the parcels and approximated the cost to the seller to purchase and develop the parcels, including costs related to the termination of a lease encumbering the property. In connection with the purchase, in September 2016, the parties also entered into an agreement pursuant to which the parties will share the burden of any special taxes arising due to infrastructure projects in the surrounding area. The allocation to us is based on the expected benefits to our parcels from these projects. No obligations are currently owed by either party under this agreement.

The Audit Committee determined that the terms of the purchase were reasonable and fair and that we would realize significant benefits from the flexibility and certainty purchasing the parcels will provide us with respect to our ongoing campus growth needs.

In 2015 we also entered into a lease with an entity controlled by Mr. Plank to lease industrial space located near our corporate headquarters in Baltimore, which we use as an innovation and manufacturing testing facility and for other business purposes. Given the location’s proximity to our headquarters in Baltimore City, the use of this space provided a unique opportunity for us to build a state-of-the-art facility able to accommodate our innovation needs. The lease covers 68,000 square feet and has a five year term, with payments beginning in April 2016. The annual lease rate is currently $510,000, with the annual lease rate escalating 2.5% each year. For 2016, our total lease payments were approximately $0.4 million. Following an independent market rent appraisal, we determined that the lease payments were below fair market lease rates. We also determined that the location of the property as well as other favorable terms of the lease, such as renewal options and flexibility regarding the design of the space, provide us with overall terms that were both fair and reasonable to us and provided flexibility otherwise unavailable at alternative locations.

Aircraft

A company owned by Mr. Plank owns a jet aircraft. We have an operating lease agreement with the company to lease the aircraft when it is used by Mr. Plank or other persons for our business purposes. We pay a fixed monthly lease payment of $166,667 under the terms of the lease agreement. In addition, a company owned by Mr. Plank owns a helicopter aircraft. In June 2016 we entered into a lease agreement with the company to lease the helicopter when it is used by Mr. Plank or other persons for our business purposes. We pay an hourly lease rate of $6,500 under the terms of the lease agreement. Our total lease amounts for 2016 with respect to these aircrafts were $2.4 million.

With respect to each of these aircraft, we determined that the lease payment rates are at or below the fair market value lease rate for these aircraft based on third party appraisals. The Audit Committee determined these lease terms were reasonable and that we would benefit by the use of each of the aircraft for company business.

Hotel

In March 2017, entities controlled by Mr. Plank and his brother Scott Plank opened a hotel located in Baltimore, Maryland. The hotel is operated by a third party management company. We anticipate utilizing this hotel from time to time for Under Armour business purposes. We have negotiated corporate rate discounts for use of the hotel with the management company, consistent with rates otherwise available for comparable hotels in the area.

The Audit Committee approved the terms of each of the foregoing transactions in accordance with our policy on transactions with related persons.

Policies and Procedures for Review and Approval of Transactions with Related Persons

Our Corporate Governance Guidelines require that any transaction involving Under Armour and a director or executive officer or entities controlled by a director or executive officer, be approved by our Board of Directors. The Board has delegated to the Audit Committee oversight and approval of these and other matters that may present conflicts of interest. The committee has adopted a formal written policy on transactions with related persons. Related persons are generally defined under SEC rules as our directors, executive officers, or stockholders owning at least five percent of our outstanding shares, or immediate family members of any of the foregoing. The policy provides that the committee shall review and approve or ratify transactions with related persons and any material changes to such transactions. The policy further provides that in determining whether to approve or ratify such a transaction, the committee may consider the following factors:

•	whether the terms of the transaction are reasonable and fair to Under Armour and on the same basis as would apply if the transaction did not involve a related person;

•	whether the transaction would impair the independence of a non-management director; and

•	whether the transaction would present an improper conflict of interest, taking into account the size of the transaction, the materiality of a related person’s direct or indirect interest in the transaction, and any other factors the committee deems relevant.

To the extent our employment of an immediate family member of a director, executive officer or five percent stockholder is considered a transaction with a related person, the policy provides that the committee will not be required to ratify or approve such employment if the executive officer, director or five percent stockholder does not participate in decisions regarding the hiring, performance evaluation, or compensation of the family member.

Employment of Related Parties

Certain immediate family members of our directors and executive officers are employees of Under Armour. For these purposes, an immediate family member includes any spouse, parent, stepparent, child, stepchild, sibling, mother or father-in-law, son or daughter-in-law, and brother or sister-in-law. Only one immediate family member was employed by us in 2016 with compensation exceeding $120,000. Albert Lee serves as our Vice President of Digital Product and is the brother of Michael Lee, our Chief Digital Officer. In 2016, Albert Lee received total cash compensation of $489,038 (including 2016 salary and bonus paid in early 2017), and also received restricted stock unit awards with a grant date fair value of $10.2 million, which were recommended by our CEO and approved by the Compensation Committee. Because Albert Lee reports directly to Michael Lee, the Audit Committee reviewed and approved Albert Lee’s compensation in accordance with our policy on transactions with related persons.

INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP, or PwC, to continue as our independent registered public accounting firm for the year ending December 31, 2017. Representatives of PwC are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they so desire and they will respond to appropriate questions from stockholders.

Fees

The fees billed by PwC for 2016 and 2015 for services rendered to Under Armour were as follows:

	2016	2015
Audit Fees	$2,180,806	$2,018,113
Audit-Related Fees	0	37,383
Tax Fees	249,500	205,728
All Other Fees	4,140	4,500

Audit Fees

Audit fees are for the audit of our annual consolidated financial statements and our internal control over financial reporting, for reviews of our quarterly financial statements and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

When paid, audit-related fees generally are for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included under “Audit Fees” above. For 2015, audit-related fees consisted of compliance services.

Tax Fees

When paid, tax fees generally are for tax planning and tax advice. For 2015 and 2016, tax fees primarily included assistance with tax credit reviews and consulting on customs valuations. In addition, for 2016 tax fees also included assistance with value-added tax consulting.

All Other Fees

All other fees relate to a subscription to an accounting research tool.

Pre-Approval Policies and Procedures

As set forth in the Audit Committee’s Charter, the Audit Committee approves in advance all services to be performed by our independent registered public accounting firm, including all audit and permissible non-audit services. The committee has adopted a written policy for such approvals. The policy provides that the committee must specifically pre-approve the terms of the annual audit services engagement and may pre-approve, for up to one year in advance, particular types of permissible audit-related, tax and other non-audit services. The policy also provides that the services shall be described in sufficient detail as to the scope of services, fee and fee structure, and the impact on auditor independence. The policy states that, in exercising its pre-approval authority, the committee may consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as familiarity with our business, people, culture, accounting systems, risk profiles and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. The policy also provides that the committee should be mindful of the relationship between fees for audit and non-audit services. Under the policy, the committee may delegate pre-approval authority to one or more of its members and any pre-approval decisions will be reported to the full committee at its next scheduled meeting. The committee has delegated this pre-approval authority to the Chairman of the committee.

AUDIT COMMITTEE REPORT

The role of the Audit Committee is oversight of matters relating to accounting, internal control, auditing, financial reporting, risk and legal and regulatory compliance. The Audit Committee oversees the audit and other services of our independent registered public accounting firm and is directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, which reports directly to the Audit Committee. Our management is responsible for the financial reporting process and preparation of quarterly and annual consolidated financial statements. Our independent registered public accounting firm is responsible for conducting audits and reviews of our consolidated financial statements and audits of our internal control over financial reporting.

The Audit Committee has reviewed and discussed our 2016 audited consolidated financial statements with management and with our independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by applicable auditing guidance.

The Audit Committee also has received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above and subject to the limitations on its role and responsibilities, the Audit Committee recommended to the Board that the 2016 audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 to be filed with the SEC. The Board of Directors approved this recommendation.

A.B. Krongard, Chairman

Douglas E. Coltharp

Anthony W. Deering

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 4)

Under the rules and regulations of the SEC, the Audit Committee is directly responsible for the appointment of our independent registered public accounting firm. The Audit Committee has appointed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm to audit our consolidated financial statements and our internal control over financial reporting for the year ending December 31, 2017. PwC has served as our independent auditors since 2003. The services provided to us by PwC, along with the corresponding fees for 2016 and 2015, are described under the caption “Independent Auditors” in this Proxy Statement.

Stockholder ratification of the appointment of the independent registered public accounting firm is not required. We are asking stockholders to ratify the appointment because we believe it is a sound corporate governance practice. If our stockholders do not ratify the selection, the Audit Committee will consider whether or not to retain PwC, but may still retain them.

The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of a registered class of our securities, to file initial reports of ownership of our stock and reports of changes in such ownership with the SEC. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from our executive officers, directors and greater than 10% stockholders, all required filings pursuant to Section 16(a) were timely made during 2016.

STOCKHOLDER PROPOSALS

Stockholder proposals to be included in our Proxy Statement pursuant to SEC rule 14a-8 for our 2018 Annual Meeting of Stockholders must be received by the Secretary of Under Armour on or before December 14, 2017.

Stockholders wishing to submit a proposal (including a nomination for election as a director) for consideration at the 2018 Annual Meeting of Stockholders, but which will not be included in the Proxy Statement for such meeting, must do so in accordance with the terms of the advance notice provisions in our bylaws. These advance notice provisions require that, among other things, the stockholder give timely written notice to the Secretary of Under Armour not less than 90 days nor more than 150 days prior to the first anniversary of the date of the mailing of the notice of the previous year’s Annual Meeting of Stockholders. For the 2018 Annual Meeting of Stockholders, a stockholder’s notice of a proposal will be considered timely if received no earlier than November 19, 2017 and no later than January 18, 2018. However, if we delay or advance mailing notice of the 2018 Annual Meeting of Stockholders by more than 30 days from the date of the first anniversary of the 2017 notice mailing, then such stockholder notice of proposal must be delivered to the Secretary of Under Armour not less than 90 days nor more than 150 days prior to the date of mailing of the notice for the 2018 Annual Meeting (or by the tenth day following the day on which we disclose the mailing date of notice for the 2018 Annual Meeting, if that date is later).

Appendix A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This Proxy Statement refers to “adjusted operating income,” which is considered a non-GAAP financial measure, as defined by SEC Regulation G. We have provided below a reconciliation of this measure to the most directly comparable financial measure calculated in accordance with GAAP. We believe this non-GAAP financial measure may be useful in evaluating our financial information and comparing year-over-year performance, and we have incorporated this measure into certain of our executive compensation programs. However, it should not be considered in isolation and should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP. In addition, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies.

For purposes of this Proxy Statement, we define adjusted operating income as our reported income from operations, excluding the impact of non-capitalized deal costs and the amortization of intangible assets related to any acquisition completed in 2015 or 2016.

The following table provides a numerical reconciliation of adjusted operating income:

	Income from Operations (GAAP)	Adjustments— Acquisition Related	Adjusted Operating Income (Non-GAAP)
Combined Fiscal Years Ended December 31, 2015 and 2016	$826.0 million	$19.9 million	$845.9 million

A-1

UNDER ARMOUR, INC. ATTN: CORPORATE SECRETARY 2601 Port Covington Drive Baltimore, Maryland 21230

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

				For All	Withhold All	For All Except		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:				☐	☐	☐

1.	Election of Directors

Nominees

01	Kevin A. Plank 02 George W. Bodenheimer 03 Douglas E. Coltharp 04 Anthony W. Deering 05 Jerri L. DeVard
06	Karen W. Katz 07 A.B. Krongard 08 William R. McDermott 09 Eric T. Olson 10 Harvey L. Sanders

The Board of Directors recommends you vote FOR the following proposal:				For	Against	Abstain	The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

2.	To approve, by a non-binding advisory vote, the compensation of executives as disclosed in the “Executive Compensation” section of the proxy statement, including the Compensation Discussion and Analysis and tables.			☐	☐	☐	4.	Ratification of Appointment of Independent Registered Public Accounting Firm.		☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjourment thereof.

The Board of Directors recommends you vote 1 YEAR on the following proposal:			1 year	2 years	3 years	Abstain

3.	To recommend, by non-binding vote, the frequency of executive compensation votes.		☐	☐	☐	☐

				Yes	No
Please indicate if you plan to attend this meeting				☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date					Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is available at www.proxyvote.com

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

UNDER ARMOUR, INC.

Annual Meeting of Stockholders

May 31, 2017 10:00 AM

This proxy is solicited by the Board of Directors

CLASS A COMMON STOCK

The undersigned hereby appoints Kevin A. Plank and John P. Stanton, and each or any of them, as proxies, with full powers of substitution, to represent and to vote all shares of the Class A Common Stock of Under Armour, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Under Armour to be held on May 31, 2017, and at any adjournment or postponement thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement.

This proxy will be voted as directed. If no direction is made, this proxy will be voted “FOR” all Nominees under Proposal 1, “FOR” Proposal 2, “1 YEAR” for Proposal 3 and “FOR” Proposal 4.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side

UNDER ARMOUR, INC. ATTN: CORPORATE SECRETARY 2601 Port Covington Drive Baltimore, Maryland 21230

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

				For All	Withhold All	For All Except		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:				☐	☐	☐

1.	Election of Directors

Nominees

01	Kevin A. Plank 02 George W. Bodenheimer 03 Douglas E. Coltharp 04 Anthony W. Deering 05 Jerri L. DeVard
06	Karen W. Katz 07 A.B. Krongard 08 William R. McDermott 09 Eric T. Olson 10 Harvey L. Sanders

The Board of Directors recommends you vote FOR the following proposal:				For	Against	Abstain	The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

2.	To approve, by a non-binding advisory vote, the compensation of executives as disclosed in the “Executive Compensation” section of the proxy statement, including the Compensation Discussion and Analysis and tables.			☐	☐	☐	4.	Ratification of Appointment of Independent Registered Public Accounting Firm.		☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends you vote 1 YEAR on the following proposal:			1 year	2 years	3 years	Abstain

3.	To recommend, by non-binding vote, the frequency of executive compensation votes.		☐	☐	☐	☐

				Yes	No
Please indicate if you plan to attend this meeting				☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date					Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is available at www.proxyvote.com

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UNDER ARMOUR, INC.

Annual Meeting of Stockholders

May 31, 2017 10:00 AM

This proxy is solicited by the Board of Directors

CLASS B COMMON STOCK

The undersigned hereby appoints Kevin A. Plank and John P. Stanton, and each or any of them, as proxies, with full powers of substitution, to represent and to vote all shares of the Class B Common Stock of Under Armour, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Under Armour to be held on May 31, 2017, and at any adjournment or postponement thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement.

This proxy will be voted as directed. If no direction is made, this proxy will be voted “FOR” all Nominees under Proposal 1, “FOR” Proposal 2, “1 YEAR” for Proposal 3 and “FOR” Proposal 4.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side